Exhibit 10.1

CREDIT AGREEMENT

dated as of

July 16, 2013

between

TELEFLEX INCORPORATED,

The GUARANTORS Party Hereto,

The LENDERS Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

BANK OF AMERICA, N.A.,

as Syndication Agent

J.P. MORGAN SECURITIES LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., HSBC BANK USA, NATIONAL ASSOCIATION,

SUMITOMO MITSUI BANKING CORPORATION, DNB BANK ASA, NEW YORK BRANCH,

CITIZENS BANK OF PENNSYLVANIA and PNC BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents

SCHEDULES

SCHEDULE 1.01A	Excluded Subsidiaries and Excluded Equity Interests
SCHEDULE 1.01B	Immaterial Subsidiaries
SCHEDULE 2.01	Commitments
SCHEDULE 3.06(a)	Litigation
SCHEDULE 3.06(b)	Environmental Matters
SCHEDULE 3.13	Subsidiaries and Investments
SCHEDULE 6.01	Existing Indebtedness
SCHEDULE 6.02	Existing Liens
SCHEDULE 6.08	Existing Restrictive Agreements

EXHIBITS

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Pledge Agreement
EXHIBIT C	Form of Guarantee Assumption Agreement

v

CREDIT AGREEMENT (this “Agreement”) dated as of July 16, 2013, between TELEFLEX INCORPORATED, the GUARANTORS party hereto, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and BANK OF AMERICA. N.A., as Syndication Agent.

The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” means any business, assets or Person subject to an Acquisition.

“Acquisition” means any transaction, or any series of related transactions, consummated after the date hereof, by which the Borrower and/or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any corporation, limited liability company, partnership, joint venture or other entity or any division of any corporation, limited liability company, partnership, joint venture or other entity or the right to use or manage or otherwise exploit any such business or assets, whether through purchase or lease of assets, merger or otherwise or (b) directly or indirectly acquires ownership or Control of at least a majority (in number of votes) of Equity Interests which has ordinary voting power for the election of directors or other managers of any corporation, limited liability company, partnership, joint venture or other entity.

“Adjusted Eurocurrency Rate” means, for the Interest Period for any Syndicated Eurocurrency Borrowing, an interest rate per annum equal to (a) the relevant Eurocurrency Rate for such Interest Period for any such Borrowing denominated in the relevant Currency multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means JPMCB (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning set forth in Section 9.01(d).

“Agents” means the Administrative Agent and the Syndication Agent.

“Agreed Foreign Currency” means, at any time, any of euro, Sterling and Yen and, with the agreement of each Multicurrency Revolving Credit Lender, any other Foreign Currency, so long as, in respect of any such specified Currency or other Foreign Currency, at such time (a) such Currency is dealt with in the London interbank deposit market, (b) such Currency is readily available and freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such Currency (including, in the case of the euro, any authorization by the European Central Bank) is required to permit use of such Currency by any Multicurrency Revolving Credit Lender for making any Multicurrency Revolving Credit Loan hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon and/or, in the case of any Letter of Credit denominated in any such Currency, to permit the relevant Issuing Lender to issue such Letter of Credit or make any disbursement with respect thereto hereunder and/or to permit the Borrower to reimburse the relevant Issuing Lender for any such disbursement or pay interest thereon and/or to permit any Multicurrency Revolving Credit Lender to acquire a participation interest therein or make any payment to the relevant Issuing Lender in consideration thereof, unless, in each case, such authorization has been obtained and is in full force and effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 0.50% and (c) the LIBO Rate for the offering of Dollar deposits for a one month Interest Period commencing on such day plus 1.00%. For purposes of clause (c) of the immediately preceding sentence, such LIBO Rate shall be determined by the Administrative Agent based upon rates appearing on Reuters Screen LIBOR01 Page and otherwise in accordance with the definition of “LIBO Rate”, except that (i) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (ii) if a given day is not a Business Day, such LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to the preceding clause (i) for the most recent Business Day preceding such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, the Prime Rate or such LIBO Rate, as the case may be.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies concerning or relating to bribery or corruption.

“Applicable Dollar Percentage” means, with respect to any Dollar Revolving Credit Lender, the percentage of the total Dollar Revolving Credit Sub-Commitments represented by such Dollar Revolving Credit Lender’s Dollar Revolving Credit Sub-Commitment; provided that if the Dollar Revolving Credit Sub-Commitments have terminated or expired, the Applicable Dollar Percentages shall be determined based upon the Dollar Revolving Credit Sub-Commitments most recently in effect, giving effect to any assignments.

“Applicable Multicurrency Percentage” means, with respect to any Multicurrency Revolving Credit Lender, the percentage of the total Multicurrency Revolving Credit Sub-Commitments represented by such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Sub-Commitment; provided that if the Multicurrency Revolving Credit Sub-Commitments have terminated or expired, the Applicable Multicurrency Percentages shall be determined based upon the Multicurrency Revolving Credit Sub-Commitment most recently in effect, giving effect to any assignments.

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender in respect of any reimbursement or indemnity claim under Section 9.03(c) arising out of an action or omission of the Swingline Lender or any Issuing Lender under this Agreement, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment, (b) with respect to any Lender in respect of any reimbursement or indemnity claim under Section 9.03(c) arising out of an action or omission of any Agent under this Agreement or any other Loan Document, the percentage of the total Commitments and/or Loans hereunder represented by the aggregate amount of such Lender’s Commitments and/or Loans hereunder, (c) with respect to any Revolving Credit Lender in respect of any calculation being made under Section 2.21, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment (provided that, in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment) and (d) with respect to any Revolving Credit Lender in respect of any calculation pursuant to clause (c) of Article XI, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment; provided that, in the case of each of the foregoing clauses (a), (b), (c) and (d), if the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan (including any Swingline Loan) or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, respectively, based upon the Leverage Ratio as of the most recent determination date; provided that the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 4 from the Effective Date until the next change in the Applicable Rate in accordance with the immediately succeeding sentence:

	Leverage Ratio	ABR Spread	Eurocurrency Spread	Commitment Fee Rate

Category 1:	≤ 1.00 to 1	0.25%	1.25%	0.20%

Category 2:	> 1.00 to 1 and ≤ 1.75 to 1	0.375%	1.375%	0.225%
Category 3:	> 1.75 to 1 and ≤ 2.50 to 1	0.50%	1.50%	0.25%
Category 4:	> 2.50 to 1 and ≤ 3.25 to 1	0.75%	1.75%	0.30%
Category 5:	> 3.25 to 1	1.00%	2.00%	0.35%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 5 (A) at the election of the Administrative Agent or the Required Lenders, any time that an Event of Default has occurred and is continuing and (B) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Teleflex Incorporated, a Delaware corporation.

“Borrowing” means (a) all Syndicated ABR Loans of the same Class made, converted or continued on the same date, (b) all Syndicated Eurocurrency Loans or Competitive Loans of the same Class, Type and Currency that have the same Interest Period (or any single Competitive Loan that does not have the same Interest Period as any other Competitive Loan of the same Type and Currency) or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Syndicated Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (a) if such day relates to a Competitive Bid Request or Competitive Bid for a Competitive Eurocurrency Loan denominated in Dollars or any Foreign Currency (other than euro), or to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing denominated in Dollars or any Foreign Currency (other than euro) (or any notice with respect thereto), that is also a day on which (i) banks are open for general business in London and (ii) commercial banks and foreign exchange markets settle payments in the Principal Financial Center for such Foreign Currency and (b) if such day relates to a Competitive Bid Request or Competitive Bid for a Competitive Eurocurrency Loan denominated in euro, or to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Borrowing denominated in euro (or any notice with respect thereto), or to the issuance or payment under any Letter of Credit denominated in euro (or any notice with respect thereto), that is also (i) a day on which banks are open for general business in London and (ii) a TARGET Day.

“CAM” means the mechanism for the allocation and exchange of interests in the Designated Obligations and collections thereunder established under Article XI.

“CAM Exchange” means the exchange of the Revolving Credit Lenders’ interests provided for in Article XI.

“CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in clause (h) or (i) of Article VII with respect to the Borrower or (b) an acceleration of Loans and termination of all Commitments pursuant to Article VII.

“CAM Percentage” means, as to each Revolving Credit Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Revolving Credit Lender (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date and (b) the denominator shall be the Dollar Equivalent (as so determined) of the Designated Obligations owed to all the Revolving Credit Lenders (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash and Cash Equivalents” means:

(a) cash denominated in Dollars and, with respect to any Foreign Subsidiary, cash denominated in local currencies held by such Foreign Subsidiary;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or any other country that is a member of the Organization for Economic Cooperation and Development (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or such other country), in each case maturing within one year from the date of acquisition thereof;

(c) securities issued by any state or commonwealth of the Unites States of America or any political subdivision or taxing authority of any such state or commonwealth or any public instrumentality thereof or any political subdivision or taxing authority of any such state or commonwealth or any public instrumentality, in each case maturing within one year from the date of acquisition thereof and having, at such date of acquisition, at least an A-1 credit rating from S&P or a P-1 credit rating from Moody’s;

(d) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, at least an A-1 credit rating from S&P or a P-1 credit rating from Moody’s;

(e) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or any other country that is a member of the Organization for Economic Cooperation and Development which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(g) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated at least A-1 by S&P or P-1 by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;

(h) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and

(i) auction rate securities maturing in 45 days or less consisting of municipal securities and having, at the date of acquisition thereof, at least an A-1 credit rating from S&P or a P-1 credit rating from Moody’s.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act of 1934 as in effect on the date hereof), by any Person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Syndicated Revolving Credit Loans, Competitive Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” means each of The Bank of Tokyo-Mitsubishi UFJ, Ltd., HSBC Bank USA, National Association, Sumitomo Mitsui Banking Corporation, DNB Bank ASA, New York Branch, Citizens Bank of Pennsylvania and PNC Bank, National Association, in its capacity as co-documentation agent hereunder.

“Collateral Period” means the period commencing on the Effective Date and ending on the Collateral Release Date.

“Collateral Release Date” means the date (if any) following the Effective Date on which no Default or Event of Default has occurred and is continuing and each of the following events occurs: (a) (i) S&P has in effect a Rating of BBB- (stable or better outlook) or higher or (ii) Moody’s has in effect a Rating of Baa3 (stable or better outlook) or higher, (b) S&P has in effect a Rating of BB+ (stable or better outlook) or higher and (c) Moody’s has in effect a Rating of Ba1 (stable or better outlook) or higher.

“Commitment” means a Revolving Credit Commitment or an Incremental Term Loan Commitment, or any combination thereof (as the context requires) and without duplication.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 9.01(d).

“Competitive”, when used in reference to any Revolving Credit Loan or Revolving Credit Borrowing, refers to whether such Revolving Credit Loan, or the Revolving Credit Loans constituting such Revolving Credit Borrowing, are made pursuant to Section 2.04.

“Competitive Bid” means an offer by a Revolving Credit Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Revolving Credit Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

“Consolidated EBITDA” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:

(a) Consolidated Net Income for such period;

plus (b) without duplication and to the extent reflected as a charge in the income statement for such period, the sum of:

(i) income tax expense;

(ii) Consolidated Interest Expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans);

(iii) depreciation and amortization expense, including amortization of intangibles (including, but not limited to, goodwill);

(iv) transaction costs, fees and expenses relating to the Transactions occurring on the Effective Date in an aggregate amount not exceeding $10,000,000;

(v) any non-cash charges, expenses or losses;

(vi) non-cash costs associated with inventory purchase price adjustments and in process research and development;

(vii) non-cash stock based compensation expense relating to stock options and restricted stock granted to employees and directors;

(viii) extraordinary, unusual or non-recurring cash losses or charges (that are classified as such (in accordance with GAAP (if applicable)) in the Borrower’s publicly filed financial statements for such period);

(ix) any net losses from disposed, abandoned or discontinued operations or assets; and

(x) cash restructuring charges related to (A) facility closures in an aggregate amount not exceeding $10,000,000 through March 31, 2014, (B) the integration of LMA International N.V. in an aggregate amount not exceeding $20,000,000 through December 31, 2014, (C) terminations of distributors in an aggregate amount not exceeding $30,000,000 through December 31, 2015 and (D) a global footprint consolidation in an aggregate amount not exceeding $75,000,000 (provided that the aggregate amount of such charges permitted to be added back pursuant to this clause (x) shall not exceed the greater of (1) $35,000,000 in any fiscal year and (2) an amount equal to fifteen percent (15%) of Consolidated EBITDA for such period (calculated without giving effect to this clause (x)));

provided that any cash payment made with respect to any non-cash charges added back in computing Consolidated EBITDA for any period pursuant to clauses (b)(v), (b)(vi) or (b)(vii) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made;

minus (c) to the extent included in the statement of such Consolidated Net Income for such period

(i) extraordinary, unusual or non-recurring cash income or gains (that are classified as such (in accordance with GAAP (if applicable)) in the Borrower’s publicly filed financial statements for such period);

(ii) non- cash income or gains; and

(iii) any net gains from disposed, abandoned or discontinued operations or assets;

provided, that any cash receipt (or any netting arrangements resulting in reduced cash expenses) with respect to any non-cash gains deducted in computing Consolidated EBITDA for any prior period pursuant to clause (c)(ii) above (or that would have been deducted in computing Consolidated EBITDA had this Agreement been in effect during such prior period) shall be added in computing Consolidated EBITDA for the period in which such cash is received (or netting arrangement becomes effective);

provided, further that, to the extent included in Consolidated Net Income, Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of (w) the cumulative effect of any changes in GAAP or accounting principles applied by management during such period, (x) any gains or losses on currency derivatives and any currency transaction and translation and gains or losses that arise upon consolidation or upon remeasurement of Indebtedness pursuant to Accounting Standards Codification 815, (y) any gains or losses attributable to the mark-to-market movement in the valuation of hedging obligations or other derivative instruments; and (z) purchase accounting adjustments;

provided, further that with respect to any such period in which (x) any Person consolidates with or merges with the Borrower or any Subsidiary, or conveys, transfers or leases all or substantially all of its assets in a single transaction or series of transactions to the Borrower or any Subsidiary, and concurrently therewith becomes a Subsidiary, in a transaction constituting a Material Acquisition or (y) any Person ceases to be a Subsidiary during such period, in a transaction constituting a Material Disposition or the Borrower or any Subsidiary otherwise consummates a Material Disposition, EBITDA for such period shall be calculated on a pro forma basis so as to give effect to such event as of the first day of such period. As used in this definition, “Material Acquisition” means any Acquisition of property or series of related Acquisitions that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any Disposition or series of related Dispositions of any going business or of all or substantially all of the assets of any Person that has the right to use or manage or exploit any such business or assets, in each case that yields gross proceeds to the Borrower and its Subsidiaries in excess of $25,000,000.

“Consolidated Funded Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (subject to the proviso set forth in the definition of “Indebtedness” and excluding Indebtedness in respect of any Receivables Securitization Program). For purposes of calculating “Consolidated Funded Indebtedness”, the amount of any Indebtedness shall, subject to Section 1.4(a), be the amount of such Indebtedness as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as at any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations and any implied interest component in connection with the Receivables Securitization Program but excluding any amortization or writeoff of debt discount and debt issuance costs and commissions) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Swap Agreements relating to interest during such period (whether or not actually paid or received during such period), provided that with respect to any such period in which (x) any Person consolidates with or merges with the Borrower or any Subsidiary, or conveys, transfers or leases all or substantially all of its assets in a single transaction or series of transactions to the Borrower or any Subsidiary, and concurrently therewith becomes a Subsidiary, in a transaction constituting a Material Acquisition (as such term is defined in the definition of “Consolidated EBITDA”) or (y) any Person ceases to be a Subsidiary during such period in a transaction constituting a Material Disposition (as such term is defined in the definition of “Consolidated

EBITDA”) or the Borrower or any Subsidiary otherwise consummates a Material Disposition, Consolidated Interest Expense for such period shall be calculated on a pro forma basis so as to give effect to such event as of the first day of such period.

“Consolidated Leverage Ratio” means, as at any date, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) except as provided in the last proviso to the definition of “Consolidated EBITDA”, the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any Requirement of Law, in each case applicable to such Subsidiary, in each case unless such restriction with respect to the payment of dividends or similar distributions has been legally and effectively waived.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the aggregate amount of all assets of the Borrower and its Subsidiaries at such time, as determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means the convertible notes of the Borrower issued pursuant to Section 6.01(i).

“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, any Issuing Lender, the Swingline Lender and any other Revolving Credit Lender.

“Currency” means Dollars or any Foreign Currency.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular condition precedent, together with any applicable default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular condition precedent, together with any applicable default) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or has a Lender Parent that has become, the subject of a Bankruptcy Event.

“Designated Obligations” means all obligations of the Borrower with respect to (a) principal of and interest on the Revolving Credit Loans, (b) participations in Swingline Loans funded by the Revolving Credit Lenders, (c) unreimbursed LC Disbursements and interest thereon and (d) all commitment fees and Letter of Credit participation fees.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.06(a) and the environmental matters disclosed in Schedule 3.06(b).

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any Person, including, without limitation, any sale of an equity interest in any Subsidiary. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disregarded Entity” means any Foreign Subsidiary that is disregarded as a separate entity for purposes of Treasury Regulation Section 301.7701-3.

“Dollar Equivalent” means, with respect to any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in a Foreign Currency, the amount of Dollars that would be required to purchase the amount of such Foreign Currency, calculated on the basis of the Exchange Rate for such currency.

“Dollar LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Dollar Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of such Dollar Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Dollar LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Dollar Percentage of the total Dollar LC Exposure at such time.

“Dollar Letters of Credit” means Letters of Credit denominated in Dollars that utilize the Dollar Revolving Credit Sub-Commitments.

“Dollar Revolving Credit Exposure” means, with respect to any Dollar Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Dollar Revolving Credit Lender’s Dollar Revolving Credit Loans and its Dollar LC Exposure and Swingline Exposure at such time.

“Dollar Revolving Credit Lender” means (a) on the Effective Date, the Revolving Credit Lenders having Dollar Revolving Credit Sub-Commitments and (b) thereafter, the Revolving Credit Lenders from time to time holding Revolving Credit Loans made pursuant to Dollar Revolving Credit Sub-Commitments or holding Dollar Revolving Credit Sub-Commitments, after giving effect to any assignments thereof permitted by Section 9.04(b).

“Dollar Revolving Credit Loan” means a Revolving Credit Loan denominated in Dollars made by a Lender under its Dollar Revolving Credit Sub-Commitment.

“Dollar Revolving Credit Sub-Commitment” means, with respect to each Dollar Revolving Credit Lender, the commitment, if any, of such Dollar Revolving Credit Lender to make Syndicated Revolving Credit Loans in Dollars and to acquire participations in Letters of Credit denominated in Dollars and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Dollar Revolving Credit Exposure hereunder, as such commitment may be (a) reduced pursuant to Section 2.09 or increased pursuant to Section 2.20 from time to time and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Revolving Credit Lender’s Dollar Revolving Credit Sub-Commitment as of the Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption or other agreement entered into under Section 2.20 pursuant to which such Lender shall have assumed its Dollar Revolving Credit Sub-Commitment, as applicable. The aggregate amount of the Dollar Revolving Credit Lenders’ Dollar Revolving Credit Sub-Commitments is $425,000,000 as of the Effective Date.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized or incorporated under the laws of any jurisdiction within the United States of America.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any Issuing Lender and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any

Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into any additional shares of Equity Interests of any class of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“euro” means the single currency of Participating Member States of the European Union.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to (a) in the case of a Syndicated Loan or a Syndicated Borrowing, the Adjusted Eurocurrency Rate, or (b) in the case of a Competitive Loan or a Competitive Borrowing, the relevant Eurocurrency Rate.

“Eurocurrency Rate” means with respect to Eurocurrency Loans denominated in Dollars or Foreign Currency, the LIBO Rate.

“Event of Default” has the meaning set forth in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Equity Interests” means the Equity Interests of (a) each Excluded Subsidiary (other than any First-Tier Foreign Subsidiary) and (b) each First-Tier Foreign Subsidiary that is an Immaterial Subsidiary.

“Excluded Subsidiary” means (a) a Foreign Subsidiary of the Borrower, (b) each special purpose Subsidiary which issues Indebtedness under a securitization transaction or program and each non-wholly owned Subsidiary, in each case, existing on the date hereof and listed on Schedule 1.01A, (c) any special purpose Subsidiary formed or acquired after the date hereof which issues Indebtedness under a securitization transaction or program, (d) any captive insurance company that is a Subsidiary of the Borrower, (e) any Domestic Subsidiary of the Borrower that is an Immaterial Subsidiary and (f) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary (other than a Domestic Subsidiary that is owned directly by a First-Tier Foreign Subsidiary that is a Disregarded Entity).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any U.S. Federal withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.17(e), except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of October 1, 2007 among the Borrower, the guarantors party thereto, the lenders party thereto and JPMCB, as administrative agent, as amended, supplemented or otherwise modified prior to the Effective Date.

“Existing Letters of Credit” has the meaning set forth in Section 2.06(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer or treasurer of the Borrower.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by the Borrower or any Domestic Subsidiary (other than any Excluded Subsidiary).

“Fixed Rate” means, with respect to any Competitive Loan (other than a Competitive Eurocurrency Loan), the fixed rate of interest per annum specified by the Revolving Credit Lender making such Competitive Loan in its related Competitive Bid. When used in reference to any Revolving Credit Loan or Borrowing, “Fixed Rate” refers to whether such Loan, or the Loans constituting such Borrowing, are Competitive Loans bearing interest at a Fixed Rate.

“Foreign Currency” means any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the applicable Exchange Rate(s), as determined by the Administrative Agent.

“Foreign Designated Persons” means any Person listed on a Foreign Sanctions List.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Sanctioned Country” means a country or territory which is at any time subject to Foreign Sanctions.

“Foreign Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United Nations Security Council, (ii) the European Union or (iii) Her Majesty’s Treasury of the United Kingdom.

“Foreign Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the United Nations Security Council or any similar list maintained by the European Union, in each case as the same may be amended, supplemented or substituted from time to time.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, solely for purposes of the definition of “Change in Law”, any supra-national bodies such as the European Union or the European Central Bank) and including, solely for purposes of the defintion of “Change in Law”, any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 5.09, is required to become a “Guarantor” hereunder in favor of the Administrative Agent and for the benefit of the Secured Parties.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantors” means (a) each Domestic Subsidiary of the Borrower as of the Effective Date (but excluding any Excluded Subsidiary) and identified under the caption “GUARANTORS” on the signature pages hereto and (b) each other Subsidiary of the Borrower that shall become a Guarantor pursuant to Section 5.09, in each case so long as such Subsidiary shall remain a Guarantor party hereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means (a) as of the Effective Date, any Subsidiary listed on Schedule 1.01B and (b) at any time thereafter, any Domestic Subsidiary or First-Tier Foreign Subsidiary designated as such by the Borrower in a certificate delivered by the Borrower to the Administrative Agent (and which designation has not been rescinded in a subsequent certificate of the Borrower delivered to the Administrative Agent), provided that (i) no Subsidiary shall be (or may be so designated as) an Immaterial Subsidiary if such Subsidiary has assets of more than two and one-half percent (2.5%) of the consolidated assets of the Borrower and its Subsidiaries, determined as of the end of the fiscal quarter or fiscal year most recently ended for which financial statements are available and (ii) the aggregate amount of the assets of all Immaterial Subsidiaries may not at any time exceed five percent (5%) of the consolidated assets of the Borrower and its Subsidiaries, determined as of the end of the fiscal quarter or fiscal year most recently ended for which financial statements are available.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate”.

“Incremental Lender” has the meaning set forth in Section 2.20.

“Incremental Loan Effective Date” has the meaning set forth in Section 2.20.

“Incremental Revolving Credit Commitment” has the meaning set forth in Section 2.20.

“Incremental Revolving Credit Lender” has the meaning set forth in Section 2.20.

“Incremental Term Lender” has the meaning set forth in Section 2.20.

“Incremental Term Loan” has the meaning set forth in Section 2.20.

“Incremental Term Loan Amendment” has the meaning set forth in Section 2.20.

“Incremental Term Loan Commitment” has the meaning set forth in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including any obligations convertible into capital stock or other securities) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all mandatorily redeemable preferred stock of such Person, provided that “Indebtedness” shall not include (1) for purposes of calculating the Consolidated Leverage Ratio only, contingent obligations under clauses (i) and (j) above, (2) for purposes of calculating the Consolidated Leverage Ratio only, in connection with any Acquisition, any indemnification, purchase price adjustments, earn-outs, holdbacks and contingent payment obligations to which the seller thereunder may be entitled (collectively, “Contingent Acquisition Obligations”), in each case until such time as such Contingent Acquisition Obligations are fixed and determinable (and not otherwise contingent) and (3) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Interest Election Request” means a request by the Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any Syndicated ABR Loan, each Quarterly Date and the Revolving Credit Commitment Termination Date, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a Eurocurrency Loan of more than three months’ duration, each successive date of such Interest Period that occurs at three-month intervals after the first day of such Interest Period and the Revolving Credit Commitment Termination Date, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period therefor and the Revolving Credit Commitment Termination Date, and, in the case of any Interest Period for a Fixed Rate Loan of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each successive date of such Interest Period that occurs at 90-day intervals after the first day of such Interest Period and the Revolving Credit Commitment Termination Date, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Loan and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Credit Commitment Termination Date.

“Interest Period” means:

(a) for any Syndicated Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or (if available to all of the Lenders of the relevant Class of Loans) twelve months thereafter or, with respect to such portion of any Syndicated Eurocurrency Loan or Borrowing denominated in a Foreign Currency that is scheduled to be repaid on the Revolving Credit Commitment Termination Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Revolving Credit Commitment Termination Date, as specified in the applicable Borrowing Request or Interest Election Request;

(b) for any Competitive Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or (if available to all of the Lenders) nine or twelve months thereafter or, with respect to such portion of any Competitive Eurocurrency Loan or Borrowing denominated in a Foreign Currency that is scheduled to be repaid on the Revolving Credit Commitment Termination Date a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Revolving Credit Commitment Termination Date, as specified in the applicable Competitive Bid Request; and

(c) for any Fixed Rate Loan or Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Loan or Borrowing and ending on the date specified in the applicable Competitive Bid Request;

provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to a Eurocurrency Borrowing (other than an Interest Period pertaining to a Eurocurrency Borrowing denominated in a Foreign Currency that ends on the Revolving Credit Commitment Termination Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, in the case of a Syndicated Loan of any Class, thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Syndicated Borrowing comprising Loans of any Class that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, for any Person: (a) the ownership of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person; (b) any deposit with, or advance, loan or other extension of credit to, any other Person including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of (i) inventory or supplies by such Person in the ordinary course of business or (ii) accounts receivable in connection with any Receivables Securitization Program; (c) any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) any Swap Agreement; provided that “Investment” shall not include intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries. The amount, as of any date of determination, of (i) any Investment in the form of any deposit with, or advance, loan or other extension of credit to, any other Person shall be equal to the principal amount thereof outstanding on such date, minus any cash payments actually received by the investor representing a payment or prepayment of in respect of principal of such Investment, but without any adjustment for increases due to in-kind interest payments, write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee or other contingent obligation shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by the Borrower) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), minus the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.05, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by the Borrower.

“Issuing Lender” means JPMCB, Wells Fargo Bank, N.A. and each other Lender designated after the date hereof by the Borrower as an “Issuing Lender” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as an issuer of one or more Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(j), in each case so long as such Person shall remain an Issuing Lender hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Dollar LC Exposure and the Multicurrency LC Exposure.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or other agreement entered into pursuant to Section 2.20, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including the Existing Letters of Credit).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Letter of Credit Sublimit” means $100,000,000.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars or any Foreign Currency and for any applicable Interest Period, the London interbank offered rate for such currency as administered by the British Bankers Association (or any other Person that takes over the administration of such rate for such Currency) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period; provided that, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, at any time the same is to be determined, the sum of (i) the amount of unrestricted and unencumbered Cash and Cash Equivalents (expressed as a Dollar Equivalent amount thereof) maintained by the Borrower or any Subsidiary at such time, plus (ii) the amount available for drawing as Revolving Credit Loans under this Agreement at such time, plus (iii) the aggregate amount available for drawing under any committed Receivables Securitization Program or any other committed revolving credit facilities, in each case at such time.

“Liquidity Requirement Period” means the period beginning on the date that is six months prior to the maturity date of the Specified Indebtedness and ending on the maturity date of such Specified Indebtedness.

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents, the Security Documents, each promissory note of the Borrower issued hereunder, each agreement entered into pursuant to Section 2.20, each Guarantee Assumption Agreement and each joinder or similar agreement of a Subsidiary entered into pursuant to Section 5.09.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (a) with respect to Loans or Letters of Credit denominated in any Foreign Currency, local time (it being understood that such local time shall mean London time unless otherwise notified by the Administrative Agent) and (b) in all other cases, New York City time.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the relevant Eurocurrency Rate, the marginal rate of interest, if any, to be added to or subtracted from such Eurocurrency Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement or any of the other Loans Documents or (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Agents, the Issuing Lenders or the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary other than Immaterial Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc.

“Multicurrency LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Multicurrency Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Multicurrency LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Multicurrency Percentage of the total Multicurrency LC Exposure at such time.

“Multicurrency Letters of Credit” means Letters of Credit that utilize the Multicurrency Revolving Credit Sub-Commitments.

“Multicurrency Revolving Credit Exposure” means, with respect to any Multicurrency Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Loans and its Multicurrency LC Exposure and Swingline Exposure at such time.

“Multicurrency Revolving Credit Lender” means (a) on the Effective Date, the Revolving Credit Lenders having Multicurrency Revolving Credit Sub-Commitments and (b) thereafter, the Revolving Credit Lenders from time to time holding Revolving Credit Loans made pursuant to Multicurrency Revolving Credit Sub-Commitments or holding Multicurrency Revolving Credit Sub-Commitments, after giving effect to any assignments thereof permitted by Section 9.04(b).

“Multicurrency Revolving Credit Loan” means a Revolving Credit Loan denominated in Dollars or an Agreed Foreign Currency made by a Lender under its Multicurrency Revolving Credit Sub-Commitment.

“Multicurrency Revolving Credit Sub-Commitment” means, with respect to each Multicurrency Revolving Credit Lender, the commitment, if any, of such Multicurrency Revolving Credit Lender to make Syndicated Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, in each case in Dollars or an Agreed Foreign Currency, expressed as a Dollar amount representing the Dollar Equivalent of the maximum aggregate amount of such Lender’s Multicurrency Revolving Credit Exposure hereunder, as such commitment may be (a) reduced pursuant to Section 2.09 or increased pursuant to Section 2.20 from time to time and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Revolving Credit Lender’s Multicurrency Revolving Credit Sub-Commitment as of the Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption or other agreement entered into under Section 2.20 pursuant to which such Lender shall have assumed its Multicurrency Revolving Credit Sub-Commitment, as applicable. The aggregate amount of the Multicurrency Revolving Credit Lenders’ Multicurrency Revolving Credit Sub-Commitments is $425,000,000 as of the Effective Date.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Disposition, the proceeds thereof in the form of cash (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or the sale or disposition of any non-cash consideration or otherwise, but only as and when received and excluding the portion of such deferred payment constituting interest) of such Disposition, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Disposition (other than any Lien pursuant to a Loan Document) and other costs, fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of amounts deposited in escrow in connection therewith or reasonably expected to be paid as a result of any purchase price adjustment, indemnities or reserves related thereto (such amounts shall be Net Cash Proceeds to the extent and at the time released or not required to be so used) and (b) in connection with any issuance or incurrence of Indebtedness, the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.

“Obligations” means, collectively, (a) all of the Indebtedness, liabilities and obligations of any Loan Party to the Agents, the Lenders, the Swingline Lender and/or the Issuing Lenders arising under the Loan Documents (including all reimbursement obligations in respect of Letters of Credit), in each case whether fixed, contingent (including without limitation the obligations incurred as a Guarantor pursuant to Article X), now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under clause (h) or (i) of Article VII and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest, fees and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event, (b) all obligations of any Loan Party owing to any Lender or any Affiliate of any Lender under any credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), stored value cards, treasury management services agreement, any service terms or any service agreements, including electronic payments service terms and/or automated clearing house agreements, and all overdrafts on any account which any Loan Party maintains with any Lender or any Affiliate of any Lender (collectively, “Banking Services Obligations”) and (c) all obligations of any Loan Party owing to any Lender or any Affiliate of any Lender under (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to manage interest rates or interest rate risk and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices (collectively, “Swap Obligations”); provided that the definition of “Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, excluding any such taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) Liens incurred or pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws, Environmental Laws or similar legislation, (ii) to secure liabilities to insurance carriers under insurance or self-insurance arrangements in respect of obligations of the type set forth described in clause (i) above or (iii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance and return-of-money bonds, government contracts, trade contracts (other than for Indebtedness) and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) ground leases or subleases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(f) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(h) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulations;

(i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Subsidiaries;

(j) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement permitted by this Agreement;

(k) Liens that are contractual rights of set-off;

(l) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary; provided that such Lien secures only the obligations of the Borrower or such Subsidiary in respect of such letter of credit; and

(m) any zoning or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of business of the Borrower and the Subsidiaries, taken as a whole;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than Liens referred to in clause (c) or (l) above securing obligations under letters of credit or bank guarantees.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement substantially in the form of Exhibit B between the Loan Parties and the Administrative Agent.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent (it being understood that such principal financial center shall mean London, England unless otherwise notified by the Administrative Agent).

“Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the Business Day that is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent.

“Ratings” means the public ratings established for the Index Debt by S&P and Moody’s (or, in the event no Index Debt is outstanding or such Index Debt is not rated by either S&P or Moody’s, the public corporate credit rating established for the Borrower by S&P and the public corporate family rating established for the Borrower by Moody’s).

“Receivables Securitization Program” has the meaning set forth in Section 6.02(e).

“Register” has the meaning set forth in Section 9.04.

“Regulation D”, “Regulation T”, “Regulation U” and “Regulation X” means, respectively, Regulation D, Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding Incremental Term Loans and/or unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Incremental Term Loans and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, any vice president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Equity Interests of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Equity Interests of the Borrower or any Equity Rights with respect to any such shares of Equity Interests of the Borrower.

“Revolving Credit”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(a).

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Commitment Termination Date and the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, its Dollar Revolving Credit Sub-Commitment and/or its Multicurrency Revolving Credit Sub-Commitment, if any. The aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments is $850,000,000 as of the Effective Date.

“Revolving Credit Commitment Termination Date” means July 16, 2018, as such date may be extended by any or all Lenders pursuant to Section 2.22.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender’s Syndicated Revolving Credit Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Loans” means the loans made by the Revolving Credit Lenders to the Borrower pursuant to Section 2.01(a).

“Revolving Credit Sub-Commitment” means a Dollar Revolving Credit Sub-Commitment or a Multicurrency Revolving Credit Sub-Commitment, as applicable.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctions” means U.S. Sanctions and Foreign Sanctions.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender and the Issuing Lender in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Lenders and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Borrower or any Subsidiary (including those in effect on the Effective Date), (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means, collectively, the Pledge Agreement and each other pledge, charge or similar agreement entered into pursuant to this Agreement in favor of the Administrative Agent.

“Significant Foreign Subsidiary” means (i) as of the Effective Date, Teleflex Holding Netherlands B.V. and (ii) at any time 180 days after the Effective Date, any First-Tier Foreign Subsidiary which has assets of more than five percent (5%) of the consolidated assets of the Borrower and its Subsidiaries, determined as of the end of the fiscal quarter or fiscal year most recently ended for which financial statements are available.

“Specified Indebtedness” means all Indebtedness outstanding under the Borrower’s 3.875% Convertible Senior Subordinated Notes due 2017.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Statutory Reserve Rate” means, for the Interest Period for any Syndicated Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the United Kingdom Financial Conduct Authority, the Prudential Regulation Authority of the Bank of England, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, which, for purposes of this definition at a minimum shall mean that the parent has the ability to cause and direct such Person to comply with the requirements, obligations, covenants and restrictions set forth in the Loan Documents. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Credit Lender at any time shall be its Applicable Dollar Percentage or Multicurrency Applicable Dollar Percentage, as applicable, of the total Swingline Exposure outstanding under the respective Revolving Credit Sub-Commitment at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndicated”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01.

“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent hereunder.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or any successor settlement system as determined by the Administrative Agent) is open for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is intended to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the relevant Eurocurrency Rate or a Fixed Rate.

“U.S. Designated Persons” means any Person listed on a U.S. Sanctions List.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Sanctioned Country” means a country or territory which is at any time subject to U.S. Sanctions.

“U.S. Sanctions” means:

(a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by OFAC; and

(b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury.

“U.S. Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yen” means the lawful currency of Japan.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Competitive Loan”), by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Competitive Eurocurrency Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Competitive Borrowing”), by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Competitive Eurocurrency Borrowing”). Loans and Borrowings may also be identified by Currency.

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of any provision hereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request such elimination of a change in GAAP), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance with Section 9.02. To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, the Borrower will not change the last day of its fiscal year and fiscal quarters in effect on the date hereof. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or retirement, repayment, issuance, incurrence or assumption of Indebtedness, or other transaction (i) shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or retirement, repayment, issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act and (ii) in the case of any acquisition (including pursuant to a merger or consolidation) after the Effective Date, may reflect (for historical periods and the period ending on the last day of the first full four-fiscal quarter period following the consummation of any such acquisition) pro forma adjustments for cost savings and synergies (net of continuing associated expenses) that are reasonably expected to be realized within the period ending on the last day of the first full four-fiscal quarter period following the consummation of any such acquisition, to the extent that such cost savings and synergies (A) would be permitted to be reflected in pro forma financial statements prepared in accordance with Article 11 of Regulation S-X under the Securities Act or (B) in the case of such cost savings and synergies that are not permitted by Article 11 of Regulation S-X (such cost savings and synergies, the “Additional Cost Savings and Synergies”), are reasonably identifiable, factually supportable and reasonably anticipated by the Borrower in good faith to be achieved in connection with any such event within the period ending on the last day of the first full four-fiscal quarter period following the consummation of any such event (and a Financial Officer of the Borrower shall have delivered an officer’s certificate to the Administrative Agent stating that such Additional Cost Savings and Synergies are reasonably identifiable, factually supportable and reasonably anticipated in good faith to be achieved); provided that (x) if any cost savings and synergies included in any pro forma calculations based on the expectation that such cost savings and synergies will be realized within the period ending on the last day of the first full four-fiscal quarter period following the consummation of any such acquisition shall at any time cease to be reasonably expected to be so achieved (or are in fact not so achieved) within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings or synergies, (y) the aggregate amount of such

Additional Cost Savings and Synergies shall not exceed, for any period, ten percent (10%) of Consolidated EBITDA for such period (as calculated without giving effect to this paragraph) and (z) all adjustments pursuant to this paragraph will be without duplication of any amounts that are otherwise included or added back pursuant to the definition of Consolidated EBITDA. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

SECTION 1.05. Currencies; Currency Equivalents. (a) At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as provided in Section 2.18(a), for purposes of determining (i) whether the amount of any Borrowing or Letter of Credit under the Multicurrency Revolving Credit Sub-Commitments, together with all other Borrowings then outstanding or to be borrowed thereunder at the same time as such Borrowing, would exceed the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments, (ii) the aggregate unutilized amount of the Multicurrency Revolving Credit Sub-Commitments, (iii) the Multicurrency Revolving Credit Exposure and (iv) the Multicurrency LC Exposure, the outstanding principal or undrawn face amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of Foreign Currency of such Borrowing determined as of the date of such Borrowing (determined in accordance with the last sentence of the definition of the term “Interest Period”) or of such Letter of Credit determined as of the date of the issuance thereof, as the case may be.

(b) Wherever in this Agreement in connection with a Borrowing or Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).

(c) Each obligation hereunder of any party hereto that is denominated in a Currency of a country that is not a Participating Member State on the date hereof shall, effective from the date on which such country becomes a Participating Member State, be redenominated in euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in euro or such Currency, such party shall be entitled to pay or repay such amount either in euro or in such Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such country becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor. Without prejudice to the respective liabilities of the Borrower to the Lenders and of the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify in writing to the Borrower to be necessary or appropriate to reflect the introduction or changeover to the euro in any country that becomes a Participating Member State after the date hereof.

SECTION 1.06. Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments.

(a) Revolving Credit Loans.

(i) Subject to the terms and conditions set forth herein, each Dollar Revolving Credit Lender agrees (severally and not jointly) to make Syndicated Revolving Credit Loans in Dollars to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (x) such Lender’s Dollar Revolving Credit Exposure exceeding such Lender’s Dollar Revolving Credit Sub-Commitment, (y) the total Dollar Revolving Credit Exposures exceeding the aggregate amount of the Dollar Revolving Credit Sub-Commitments or (z) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the aggregate amount of the Revolving Credit Commitments.

(ii) Subject to the terms and conditions set forth herein, each Multicurrency Revolving Credit Lender agrees (severally and not jointly) to make Syndicated Revolving Credit Loans in Dollars or in any Agreed Foreign Currency to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (x) such Lender’s Multicurrency Revolving Credit Exposure exceeding such Lender’s Multicurrency Revolving Credit Sub-Commitment, (y) the total Multicurrency Revolving Credit Exposures exceeding the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments or (z) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the aggregate amount of the Revolving Credit Commitments.

(iii) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Syndicated Revolving Credit Loans.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Syndicated Loan shall be made as part of a Borrowing consisting of Loans of the same Currency, Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments (or Revolving Credit Sub-Commitments, as applicable) of the applicable Class. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b) Type of Loans. Subject to Section 2.14, (i) each Syndicated Borrowing shall be constituted entirely of ABR Loans or of Eurocurrency Loans denominated in a single Currency as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be constituted entirely of Eurocurrency Loans or Fixed Rate Loans denominated in a single Currency as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each ABR Loan (whether a Syndicated Loan or a Swingline Loan) shall be denominated in Dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. Each Syndicated Eurocurrency Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000, or, in the case of a Syndicated Eurocurrency Borrowing denominated in a Foreign Currency, in an aggregate amount as agreed by the Administrative Agent. Each Syndicated ABR Borrowing shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $1,000,000; provided that a Syndicated ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate amount of the relevant Revolving Credit Sub-Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Competitive Borrowing shall be in an aggregate amount equal to $10,000,000 or a larger multiple of $1,000,000. Each Swingline Loan shall be in an amount equal to $2,500,000 or a larger multiple of $500,000. Borrowings of more than one Class, Currency and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Syndicated Eurocurrency Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Syndicated Eurocurrency Borrowing) any Revolving Credit Eurocurrency Borrowing if the Interest Period requested therefor would end after the Revolving Credit Commitment Termination Date.

SECTION 2.03. Requests for Syndicated Borrowings.

(a) Notice by the Borrower. To request a Syndicated Borrowing, the Borrower shall notify the Administrative Agent of such request (i) in the case of a Syndicated Eurocurrency Borrowing denominated in Dollars, by telephone or by irrevocable written notice, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Syndicated Eurocurrency Borrowing denominated in a Foreign Currency, by irrevocable written notice, not later than 11:00 a.m., London time, three Business Days before the date of the proposed Borrowing or (iii) in the case of a Syndicated ABR Borrowing by telephone or by irrevocable written notice, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Syndicated ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b) Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount and Currency of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) in the case of a Syndicated Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Syndicated Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request for a Borrowing under any of the Commitments (or under either of the Revolving Credit Sub-Commitments), the Administrative Agent shall advise each of the relevant Lenders under such Commitment (or such Revolving Credit Sub-Commitment) of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Currency of a Syndicated Borrowing is specified, then the requested Syndicated Borrowing shall be denominated in Dollars. If no election as to the Type of a Syndicated Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing unless an Agreed Foreign Currency has been specified, in which case the requested Syndicated Borrowing shall be a Eurocurrency Borrowing denominated in such Agreed Foreign Currency. If no Interest Period is specified with respect to any requested Syndicated Eurocurrency Borrowing, (i) if the Currency specified for such Borrowing is Dollars (or if no Currency has been so specified), the requested Borrowing shall be made instead as a Syndicated ABR Borrowing, and (ii) if the Currency specified for such Borrowing is an Agreed Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(e) Allocation of Dollar Borrowings under Revolving Credit Commitments. Notwithstanding anything herein to the contrary (but subject to the requirements of Section 2.01(a)(i) or 2.01(a)(ii), as applicable), each requested Borrowing denominated in Dollars in respect of the Revolving Credit Commitments shall be made pro rata among the Revolving Credit Lenders (and between the Dollar Revolving Credit Sub-Commitments and the Multicurrency Revolving Credit Sub-Commitments) according to the sum of the aggregate amount of their respective Dollar Revolving Credit Sub-Commitments and Multicurrency Revolving Credit Sub-Commitments;

provided that if, on such date of such Borrowing (after giving effect to any prepayments of Revolving Credit Loans and/or the expiration of any Letters of Credit to occur as of such date) any Revolving Credit Loans and/or Letters of Credit denominated in Foreign Currencies will be outstanding under the Multicurrency Revolving Credit Sub-Commitments, such requested Borrowing denominated in Dollars shall be made pro rata (or as nearly pro rata as possible, as determined by the Administrative Agent) among the Revolving Credit Lenders (and under the Dollar Revolving Credit Sub-Commitments and the Multicurrency Revolving Credit Sub-Commitments) according to the sum of the aggregate unused amount of the their respective Dollar Revolving Credit Sub-Commitments and Multicurrency Revolving Credit Sub-Commitments.

SECTION 2.04. Competitive Bid Procedure.

(a) Requests for Bids by the Borrower. Subject to the terms and conditions set forth herein, from time to time prior to the termination of the Revolving Credit Commitments the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in Dollars or in any Foreign Currency; provided that (i) the aggregate principal amount of all outstanding Competitive Loans at any time shall not exceed $100,000,000 and (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the aggregate amount of the Revolving Credit Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request, in the case of a Eurocurrency Borrowing denominated in Dollars, by telephone or by irrevocable written notice, not later than 11:00 a.m., New York City time, four Business Days (or, in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, by irrevocable written notice, not later than 11:00 a.m., London time, five Business Days) before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing denominated in Dollars, by telephone or by irrevocable written notice, not later than 10:00 a.m., New York City time, one Business Day (or, in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, by irrevocable written notice, not later than 10:00 a.m., London time, four Business Days) before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount and Currency of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the maturity date of such Borrowing, which date shall not be less than seven days or more than 360 days after the date of such Borrowing;

(iv) whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;

(v) the Interest Period for such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Revolving Credit Lenders of the details thereof by telecopy, inviting the Revolving Credit Lenders to submit Competitive Bids.

(b) Making of Bids by Lenders. Each Revolving Credit Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Revolving Credit Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Competitive Eurocurrency Borrowing, not later than 9:30 a.m., New York City time, three Business Days (or, in the case of a Competitive Eurocurrency Borrowing denominated in a Foreign Currency, 9:30 a.m., London time, four Business Days) before the proposed date of such Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time (or, in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, 9:30 a.m., London time), on the proposed date of such Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Revolving Credit Lender of such rejection as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be $5,000,000 or a larger multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Revolving Credit Lender is willing to make, (ii) the Competitive Bid Rate or Competitive Bid Rates at which the Revolving Credit Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period for each such Loan and the last day thereof.

(c) Notification of Bids by Administrative Agent. The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Revolving Credit Lender that shall have made such Competitive Bid.

(d) Acceptance of Bids by the Borrower. Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Competitive Eurocurrency Borrowing, not later than 10:30 a.m., New York City time, three Business Days (or, in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, 2:00 p.m., London time, four Business Days) before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time (or, in the case of a Fixed Rate Borrowing denominated in a Foreign Currency, 10:30 a.m., London time), on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) of this proviso, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) of this proviso, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a principal amount of $5,000,000 or a larger multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) of the first proviso of this paragraph, such Competitive Loan may be in an amount of $1,000,000 or any multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to such clause (iv) the amounts shall be rounded to multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

(e) Notification of Acceptances by the Administrative Agent. The Administrative Agent shall promptly notify each bidding Revolving Credit Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) Bids by the Administrative Agent. If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Revolving Credit Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Revolving Credit Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.05. Swingline Loans.

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Credit Availability Period, in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000, (ii) the total Dollar Revolving Credit Exposures exceeding the aggregate amount of the Dollar Revolving Credit Sub-Commitments, (iii) the total Multicurrency Revolving Credit Exposures exceeding the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments or (iv) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the aggregate amount of the Revolving Credit Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), by remittance to the respective Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Participations by Revolving Credit Lenders in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Dollar Applicable Percentage or Multicurrency Applicable Percentage (as applicable) of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Dollar Applicable Percentage and/or Multicurrency Applicable Percentage (as applicable) of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Credit Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Notwithstanding anything herein to the contrary (but subject to the requirements of Section 2.05(a)), for purposes of determining a Revolving Credit Lender’s Dollar Applicable Percentage and/or Multicurrency Applicable Percentage in respect of any Swingline Loan, each Swingline Loan shall be allocated pro rata between the Dollar Revolving Credit Sub-Commitments and the Multicurrency Revolving Credit Sub-Commitments according to the sum of the aggregate amount of the Revolving Credit Lenders’ respective Dollar Revolving Credit Sub-Commitments and Multicurrency Revolving Credit Sub-Commitments; provided that if, on such date of such Swingline Loan (after giving effect to any prepayments of Revolving Credit Loans and/or the expiration of any Letters of Credit to occur as of such date) any Revolving Credit Loans and/or Letters of Credit denominated in Foreign Currencies will be outstanding under the Multicurrency Revolving Credit Sub-Commitments, such Swingline Loan shall be allocated pro rata (or as nearly pro rata as possible, as determined by the Administrative Agent) between the Dollar Revolving Credit Sub-Commitments and the Multicurrency Revolving Credit Sub-Commitments according to the sum of the aggregate unused amount of the Revolving Credit Lenders’ respective Dollar Revolving Credit Sub-Commitments and Multicurrency Revolving Credit Sub-Commitments.

SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request any Issuing Lender to issue, at any time and from time to time during the Revolving Credit Availability Period, Letters of Credit denominated in Dollars or in any Agreed Foreign Currency as the applicant thereof for the support of its or its Subsidiaries’ obligations in such form as is acceptable to such Issuing Lender in its reasonable determination, under the Dollar Revolving Credit Sub-Commitments and/or under the Multicurrency Revolving Credit Sub-Commitments (subject to the two immediately succeeding paragraphs). Letters of Credit issued or continued hereunder shall constitute utilization of the Commitments. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).

Each letter of credit issued by JMPCB and Wells Fargo Bank, N.A. under the Existing Credit Agreement and outstanding as of the Effective Date and notified in writing by the Borrower to the Administrative Agent (collectively, the “Existing Letters of Credit”) shall be automatically continued as a “Letter of Credit” hereunder (i) in the case of each Existing Letter of Credit denominated in Dollars, pro rata under each of the Dollar Revolving Credit Sub-Commitments and the Multicurrency Revolving Credit Sub-Commitments, and as of the Effective Date each Revolving Credit Lender shall have a participation in each such Existing Letter of Credit equal to such Lender’s Applicable Dollar Percentage and/or Applicable Multicurrency Percentage (as applicable) of the aggregate amount available to be drawn under such Existing Letter of Credit and (ii) in the case of each Existing Letter of Credit denominated in any Foreign Currency, under the Multicurrency Revolving Credit Sub-Commitments, and as of the Effective Date each Multicurrency Revolving Credit Lender shall have a participation in each such Existing Letter of Credit equal to such Lender’s Applicable Multicurrency Percentage of the aggregate amount available to be drawn under such Existing Letter of Credit.

Notwithstanding anything herein to the contrary (but subject to the requirements of Section 2.01(c)), each requested issuance of a Letter of Credit denominated in Dollars shall be allocated pro rata among the Revolving Credit Lenders (and between the Dollar Revolving Credit Sub-Commitments and the Multicurrency Revolving Credit Sub-Commitments) according to the sum of the aggregate amount of their respective Dollar Revolving Credit Sub-Commitments and Multicurrency Revolving Credit Sub-Commitments; provided that if, on such date of issuance of such Letter of Credit (after giving effect to any prepayments of Revolving Credit Loans and/or the expiration of any Letters of Credit to occur as of such date) any Revolving Credit Loans and/or Letters of Credit denominated in Foreign Currencies will be outstanding under the Multicurrency Revolving Credit Sub-Commitments, such requested Letter of Credit denominated in Dollars shall be allocated pro rata (or as nearly pro rata as possible, as determined by the Administrative Agent) among the Revolving Credit Lenders (and between the Dollar Revolving Credit Sub-Commitments and the Multicurrency Revolving Credit Sub-Commitments) according to the sum of the aggregate unused amount of their respective Dollar Revolving Credit Sub-Commitments and Multicurrency Revolving Credit Sub-Commitments.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Lender) to the relevant Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount and Currency of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the respective Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Account Party shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the Issuing Lenders (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (e) of this Section) shall not exceed the Letter of Credit Sublimit, (ii) the total Dollar Revolving Credit Exposures shall not exceed the aggregate amount of the Dollar Revolving Credit Sub-Commitments, (iii) the total Multicurrency Revolving Credit Exposures shall not exceed the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments and (iv) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the aggregate amount of the Revolving Credit Commitments.

(d) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Lender to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Revolving Credit Commitment Termination Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Issuing Lender pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to twelve months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Lender to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal; and provided further that if there exist any Revolving Credit Commitments that have been extended pursuant to Section 2.22 (such extended Revolving Credit Commitments, the “Extended Revolving Credit Commitments”) having a maturity date later than the Revolving Credit Commitment Termination Date (the “Subsequent Maturity Date”), then, so long as the aggregate LC Exposure in respect of Letters of Credit expiring after the Revolving Credit Commitment Termination Date will not exceed the lesser of the Letter of Credit Sublimit and the aggregate amount of such Extended Revolving Credit Commitments, the Borrower may request the issuance of a Letter of Credit that shall expire at or prior to the close of business on the earlier of (A) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (B) the date that is five Business Days prior to the Subsequent Maturity Date.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Lender, and without any further action on the part of such Issuing Lender or the Revolving Credit Lenders, (i) in the case of a Dollar Letter of Credit, the Issuing Lender hereby grants to each Dollar Revolving Credit Lender, and each Dollar Revolving Credit Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Dollar Revolving Credit Lender’s Applicable Dollar Percentage and (ii) in the case of a Multicurrency Letter of Credit, the Issuing Lender hereby grants to each Multicurrency Revolving Credit Lender, and each Multicurrency Revolving Credit Lender hereby acquires from such Issuing Lender a participation in such Letter of Credit equal to such Multicurrency Revolving Credit Lender’s Applicable Multicurrency Percentage, in each case, of the aggregate amount available to be drawn under the relevant Letter of Credit. Each Dollar Revolving Credit Lender and each Multicurrency Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Dollar Letters of Credit and Multicurrency Letters of Credit, as the case may be, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Dollar Revolving Credit Sub-Commitment or Multicurrency Revolving Credit Sub-Commitment.

In consideration and in furtherance of the foregoing, each relevant Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the relevant Issuing Lender, such Revolving Credit Lender’s Applicable Multicurrency Percentage or the Applicable Dollar Percentage (as applicable) of each LC Disbursement made by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.07 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Credit Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount in Dollars equal to such LC Disbursement (or, in the case of any LC Disbursement made in a Currency other than Dollars in respect of a Letter of Credit denominated in an Agreed Foreign Currency, the Dollar Equivalent of such LC Disbursement) not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement, provided that if such LC Disbursement is not less than (x) $5,000,000 in the case of a Syndicated ABR Revolving Credit Borrowing and (y) $2,500,000 in the case of a Swingline Loan, the

Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Syndicated ABR Revolving Credit Borrowing in Dollars or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Syndicated ABR Revolving Credit Borrowing or Swingline Loan.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each relevant Revolving Credit Lender of the applicable LC Disbursement (or the Dollar Equivalent thereof, as applicable), the payment then due from the Borrower and such Revolving Credit Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as applicable, thereof.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Revolving Credit Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the respective Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that:

(i) an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit, provided that each Revolving Credit Lender and the Borrower agree that no Issuing Lender shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the terms of the applicable Letter of Credit) or ascertain or inquire as to the validity or accuracy of any such document or the authority of the person or entity executing or delivering same;

(ii) an Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, no Issuing Lender shall be liable, in the absence of its own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction), for any action taken or not taken by it at the request of the Required Lenders or the Administrative Agent.

(h) Disbursement Procedures. The Issuing Lender for any Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If the Issuing Lender for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest in Dollars, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement as provided in paragraph (f) of this Section, at the rate per annum then applicable to Syndicated ABR Revolving Credit Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Loans); provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for account of such Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Lender shall be for account of such Revolving Credit Lender to the extent of such payment.

(j) Additional Issuing Lenders; Termination of Issuing Lenders. An Issuing Lender may be added, or an existing Issuing Lender may be terminated, under this Agreement at any time by written agreement between the Borrower, the Administrative Agent and the relevant Issuing Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such addition or termination. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for account of the Issuing Lender being terminated pursuant to Section 2.12(b). From and after the effective date of any such addition, the new Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter. After the termination of an Issuing Lender hereunder, the terminated Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to any outstanding Letters of Credit issued by it prior to such termination, but shall not be required to issue any new Letters of Credit or to renew or extend any such outstanding Letters of Credit.

(k) Cash Collateralization. If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent (or the Revolving Credit Lenders having Revolving Credit Exposures and/or unused Revolving Credit Commitments representing more than 50% of the total Revolving Credit Exposures and/or unused Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments have terminated, Revolving Credit Lenders representing more than 50% of the total LC Exposure)) demanding the deposit of cash collateral pursuant to this paragraph or (ii) the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.11(c), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the Uniform Commercial Code as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders, an amount in cash in Dollars equal to (x) in the case of an Event of Default, the sum of LC Exposure as of such date plus any accrued and unpaid interest thereon plus 5% of the LC Exposure as of such date with respect to Letters of Credit denominated in any Foreign Currency (or, in the case of any amounts denominated in Foreign Currencies, the Dollar Equivalent thereof, as determined by the Administrative Agent) and (y) in the case of cover pursuant to Section 2.11(c), the amount required under Section 2.11(c); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement, and for this purpose the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Revolving Credit Lenders in such collateral account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

(l) Issuing Lender Agreements. Each Issuing Lender agrees that, unless otherwise requested by the Administrative Agent, such Issuing Lender shall report in writing to the Administrative Agent (i) on the first Business Day of each week, to the extent that there was any activity in respect of Letters of Credit during the immediately preceding week, such daily activity (set forth by day), including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Lender shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Lender on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.07. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that Syndicated ABR Revolving Credit Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Administrative Agent to the respective Issuing Lender.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.

(a) Elections by the Borrower for Syndicated Borrowings. The Loans constituting each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Syndicated Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Syndicated Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided that (i) a Syndicated Borrowing denominated in one Currency may not be continued as, or converted to, a Syndicated Borrowing in a different Currency, (ii) no Syndicated Eurocurrency Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, (x) the total Multicurrency Revolving Credit Exposures would exceed the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments or (y) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the aggregate amount of the Revolving Credit Commitments, and (iii) a Syndicated Eurocurrency Borrowing denominated in a Foreign Currency may not be converted to a Borrowing of a different Type. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the relevant Lenders holding the Loans of the respective Class constituting such Borrowing, and the Loans of such Class constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request signed by the Borrower) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Syndicated Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to a Syndicated ABR Borrowing, and (ii) if such Borrowing is denominated in a Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (A) no outstanding Syndicated Borrowing denominated in Dollars may be converted to or continued as a Syndicated Eurocurrency Borrowing, (B) unless repaid, each Syndicated Eurocurrency Borrowing denominated in Dollars shall be converted to a Syndicated ABR Borrowing at the end of the Interest Period therefor and (C) unless repaid, each outstanding Syndicated Eurocurrency Borrowing denominated in a Foreign Currency shall automatically be continued as a Syndicated Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09. Changes of Commitments.

(a) Scheduled Termination. Unless previously terminated, Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date.

(b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments (and either or both of the Revolving Credit Sub-Commitments); provided that (i) each reduction of the Revolving Credit Commitments (and either Revolving Credit Sub-Commitment) shall be in an amount that is $5,000,000 or a larger multiple of $1,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (A) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the aggregate amount of the Revolving Credit Commitments, (B) in the case of any reduction of the Dollar Revolving Credit Sub-Commitments, the total Dollar Revolving Credit Exposures would exceed the aggregate amount of the Dollar Revolving Credit Sub-Commitments or (C) in the case of any reduction of the Multicurrency Revolving Credit Sub-Commitments, the total Multicurrency Revolving Credit Exposures would exceed the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments and (iii) after giving effect to any such reduction, the aggregate amount of the Revolving Credit Sub-Commitments shall not exceed the Revolving Credit Commitments as so reduced. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments (and, in the case of a reduction, the amount of such reduction to be allocated to the Dollar Revolving Credit Sub-Commitment and/or the Multicurrency Revolving Credit Sub-Commitment hereunder) under this paragraph at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments (and of the Revolving Credit Sub-Commitments) delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Effect of Termination or Reduction. Any termination or reduction of the Revolving Credit Commitments (and the Revolving Credit Sub-Commitments) shall be permanent; provided that the reduction of the Revolving Credit Commitments (and the Revolving Credit Sub-Commitments) shall not preclude a subsequent increase thereof in accordance with Section 2.20. Each reduction of the Revolving Credit Commitments and the Revolving Credit Sub-Commitments shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments and Revolving Credit Sub-Commitments, as the case may be.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) Repayment.

(i) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the outstanding principal amount of the Syndicated Revolving Credit Loans on the Revolving Credit Commitment Termination Date applicable to such Revolving Credit Lender.

(ii) The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the respective Revolving Credit Lender the then unpaid principal amount of each Competitive Loan of such Revolving Credit Lender on the last day of the Interest Period therefor.

(iii) The Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit

Commitment Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Syndicated Revolving Credit Borrowing or Competitive Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(iv) The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Incremental Term Lender the principal amount of each Incremental Term Loan held by such Incremental Term Lender on the relevant principal payment dates and in such amounts as shall have been agreed pursuant to Section 2.20 (with the final payment thereof to be made on the final maturity date thereof as so agreed).

(b) [Intentionally Omitted].

(c) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Revolving Credit Sub-Commitment (if applicable), the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for account of the relevant Lenders and each such Lender’s share thereof.

(e) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Promissory Notes. Any Lender may request that the Dollar Revolving Credit Loans, Multicurrency Revolving Credit Loans or Competitive Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes, as applicable, payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) Optional Prepayments of Loans. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof. Any prepayment pursuant to this Section shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Notwithstanding anything herein to the contrary, each such prepayment of Revolving Credit Loans denominated in Dollars shall be applied pro rata among the Revolving Credit Lenders (and between the Dollar Revolving Credit Loans and the Multicurrency Revolving Credit Loans denominated in Dollars) according to the sum of the aggregate amount of their respective Dollar Revolving Credit Sub-Commitments and Multicurrency Revolving Credit Sub-Commitments; provided that, to the extent necessary to permit a Borrowing or issuance of a Letter of Credit in any Agreed Foreign Currency under the Multicurrency Revolving Credit Sub-Commitments, the Borrower shall be permitted to simultaneously prepay Dollar Revolving Loans outstanding under the Dollar Revolving Credit Sub-Commitments pro rata in accordance with the Dollar Revolving Credit Lenders’ respective Dollar Revolving Credit Sub-Commitments.

(b) [Intentionally Omitted].

(c) Mandatory Prepayments of Revolving Credit Loans.

(i) Generally. If on any date (A) the total Dollar Revolving Credit Exposure exceeds the aggregate amount of the Dollar Revolving Credit Sub-Commitments, (B) the total Multicurrency Revolving Credit Exposures exceeds 105% of the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments or (C) the sum of the total Revolving Credit Exposure plus the aggregate principal amount of outstanding Competitive Loans exceeds 105% of the aggregate amount of the Revolving Credit Commitments, the Borrower shall prepay the Revolving Credit Loans (and/or provide cover for LC Exposure as specified in Section 2.06(k)) under the respective Revolving Credit Sub-Commitment (as applicable), in each case, in an aggregate amount equal to such excess. Any prepayment pursuant to this paragraph shall be applied, first, to prepay Swingline Loans (but only in the case of a prepayment required in respect of the Dollar Revolving Credit Sub-Commitment), second, to prepay Syndicated Revolving Credit Loans under the respective Revolving Credit Sub-Commitment, third, to provide cover for LC Exposure as specified in Section 2.06(k) under the respective Revolving Credit Sub-Commitment and, fourth, to prepay Competitive Loans.

(ii) Currency Fluctuations. Once quarterly on such Business Day and, during the continuation of an Event of Default, on any other Business Day, in each case as the Administrative Agent shall determine and otherwise promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine (x) the total Multicurrency Revolving Credit Exposures and (y) the aggregate principal amount of outstanding Competitive Loans denominated in Foreign Currencies. For the purpose of this determination, the outstanding principal or face amount of any Revolving Credit Loan or Letter or Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of such Revolving Credit Loan or Letter of Credit, as the case may be, determined as of such determination date or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the Revolving Credit Lenders and the Borrower thereof. For purposes hereof, “Currency Valuation Notice” means a notice given by the Multicurrency Revolving Credit Lenders having more than 50% of the Multicurrency Revolving Credit Sub-Commitments to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent make the determination contemplated above; provided that the Administrative Agent shall not be required to make more than one determination pursuant to Currency Valuation Notices within any rolling three month period. If, on the date of such determination, (A) the total Multicurrency Revolving Credit Exposures exceed 105% of the aggregate amount of the Multicurrency Revolving Credit Sub-Commitments or (B) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeds 105% of the aggregate amount of the Revolving Credit Commitments, the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.06(k)) in accordance with the last sentence of paragraph (i) of this Section 2.11(c), in an aggregate amount equal to such excess.

(d) Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Syndicated Eurocurrency Borrowing or of a Competitive Borrowing, not later than 11:00 a.m., New York City time (or, in the case of a Borrowing denominated in a Foreign Currency, 11:00 a.m., London time), three Business Days before the date of prepayment, (ii) in the case of prepayment of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a prepayment under paragraph (b) of this Section, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment under paragraph (a) of this Section is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Syndicated Borrowing or Competitive Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a prepayment under paragraph (b) or (c) of this Section. Each prepayment of a Syndicated Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments under this Section shall be accompanied by accrued interest to the extent required by Section 2.13 and shall be subject to the payment of amounts, if any, payable under Section 2.16 in connection with such prepayment. The application of any prepayment pursuant to paragraph (c) of this Section shall be made, first, to ABR Loans (if applicable) and, second, to Eurocurrency Loans. Notwithstanding anything herein to the contrary, any mandatory prepayment of the Revolving Credit Loans pursuant to paragraph (c) of this Section shall not result in a mandatory reduction of the Revolving Credit Commitments.

SECTION 2.12. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Revolving Credit Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of such Revolving Credit Lender’s Revolving Credit Commitment during the period from and including the Effective Date to but excluding the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date. Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Revolving Credit Commitment of a Revolving Credit Lender shall be deemed to be used to the extent of the outstanding Revolving Credit Loans and LC Exposure of such Revolving Credit Lender (and the Swingline Exposure of such Revolving Credit Lender shall be disregarded for such purpose).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Syndicated Eurocurrency Revolving Credit Loans on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Credit Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Credit Lender ceases to have any LC Exposure, and (ii) to the respective Issuing Lender for its own account a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Lender on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) in respect of Letters of Credit issued by such Issuing Lender during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Lender’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable quarterly in arrears on the applicable Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the respective Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) Eurocurrency Loans. The Loans constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Syndicated Eurocurrency Borrowing, the Adjusted Eurocurrency Rate for the Interest Period for such Borrowing plus the Applicable Rate, or (ii) in the case of a Competitive Eurocurrency Borrowing, the relevant Eurocurrency Rate for the Interest Period for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c) Fixed Rate Loans. Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

(d) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Syndicated Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Syndicated ABR Revolving Credit Loan prior to the Revolving Credit Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Syndicated Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(f) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and interest on Revolving Credit Loans denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Eurocurrency Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurocurrency Borrowing (the Currency of such Borrowing herein called the “Affected Currency”):

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Adjusted Eurocurrency Rate (in the case of a Syndicated Eurocurrency Borrowing) or the relevant Eurocurrency Rate (in the case of a Competitive Eurocurrency Borrowing) for the Affected Currency for such Interest Period; or

(b) the Administrative Agent is advised by the Lenders of the affected Commitments or Revolving Credit Sub-Commitments, as applicable, having more than 50% of such Commitments or Revolving Credit Sub-Commitments, as applicable (or, in the case of a Competitive Eurocurrency Borrowing, any Lender that is required to make a Loan included in such Borrowing) that the Adjusted Eurocurrency Rate (in the case of a Syndicated Eurocurrency Borrowing) or the relevant Eurocurrency Rate (in the case of a Competitive Eurocurrency Borrowing) for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their respective Loans (or its Loan) included in such Borrowing for such Interest Period or the applicable Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or the continuation of any Syndicated Borrowing as, a Syndicated Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective and, if the Affected Currency is Dollars, such Syndicated Borrowing (unless prepaid) shall be continued as, or converted to, a Syndicated ABR Borrowing, (ii) if the Affected Currency is Dollars and any Borrowing Request requests a Syndicated Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as a Syndicated ABR Borrowing, (iii) if the Affected Currency is a Foreign Currency, any Borrowing Request that requests a Syndicated Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective and (iv) any request by the Borrower for a Competitive Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Competitive Eurocurrency Borrowings denominated in the Affected Currency may be made to Lenders that are not affected thereby.

SECTION 2.15. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Lender;

(ii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) directly affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject the Administrative Agent, any Lender or any Issuing Lender to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lenders of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Administrative Agent, such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Administrative Agent, such Lender or such Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Administrative Agent, such Lender or such Issuing Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent, such Lender or such Issuing Lender, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or such Issuing Lender, as applicable, then reasonably determines to be relevant; provided that none of the Administrative Agent, such Lender or such Issuing Lender, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith).

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender or an Issuing Lender setting forth such Lender’s or Issuing Lender’s good faith determination of the amount or amounts, in Dollars, necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Competitive Loans. Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(d) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Syndicated Eurocurrency Loan or Competitive Loan other than on the last day of an Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.19(b) or the CAM Exchange, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan denominated in the Currency of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurocurrency Rate for such Currency (in the case of a Syndicated Eurocurrency Loan) or the relevant Eurocurrency Rate for such Currency (in the case of a Competitive Eurocurrency Loan) for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in such Currency from other banks in the eurocurrency market at the commencement of such period. A certificate of any Lender setting forth such Lender’s good faith determination of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if the Borrower shall be required by law to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Tax Forms.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

A. any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

B. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable;

1.	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2.	executed originals of IRS Form W-8ECI;

3.	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

4.	to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

C. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

D. if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Solely for purposes of this Section 2.17(e), the term “Lender” shall include any Issuing Lender.

(f) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(f).

(g) Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender such Issuing Lender is required to repay such refund to such Governmental Authority. This Section 2.17(g) shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.15, 2.16 or 2.17, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Lender or the Swingline Lender as expressly provided herein and payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement (including commitment fees, payments required under Section 2.15, and payments required under Section 2.16 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.16, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) or shall fail to pay any reimbursement obligation in respect of any LC Disbursement when due, the unpaid portion of such Loan or reimbursement obligation shall, if such Loan or reimbursement obligation is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, in the case of any such Loan, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal or reimbursement obligation shall be payable on demand; and if the Borrower shall fail to pay any interest on any Loan or LC Disbursement that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, in the case of any such Loan, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b) Application of Proceeds. Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Lenders from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations and Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (x) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (y) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Syndicated Borrowing of a particular Class shall be made from the applicable Lenders, pro rata according to the amounts of the respective Commitments of such Class or their respective Revolving Credit Sub-Commitments and shall be allocated pro rata among the applicable Lenders according to the amounts of their respective Commitments of such Class or their respective Revolving Credit Sub-Commitments (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans), (ii) each payment of commitment fees under Section 2.12 shall be made for account of the relevant Revolving Credit Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments, Dollar Revolving Credit Sub-Commitments or Multicurrency Revolving Credit Sub-Commitments under Section 2.09 shall be applied to the respective Revolving Credit Commitments or Revolving Credit Sub-Commitments, pro rata in accordance with their respective Revolving Credit Commitments or Revolving Credit

Sub-Commitments of the relevant Revolving Credit Lenders; (iii) each payment or prepayment of principal of Syndicated Loans of any Class by the Borrower shall be made for account of the applicable Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans of such Class held by such Lenders; and (iv) each payment of interest on Syndicated Loans of any Class by the Borrower shall be made for account of the applicable Lenders pro rata in accordance with the amounts of interest on such Loans of such Class then due and payable to such Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or an Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders or such Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or such Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(e), 2.06(f), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or any Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (unless a Revolving Credit Commitment is being assigned to a Revolving Credit Lender) and (in the case of each assignment of a Revolving Credit Commitment) each Issuing Lender and the Swingline Lender, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Incremental Commitments and Loans.

The Borrower may, at any time after the Effective Date by notice to the Administrative Agent, request:

(a) one or more increases in the aggregate amount of the Revolving Credit Commitments hereunder by (i) having an existing Revolving Credit Lender increase the amount of its Revolving Credit Commitment then in effect and/or (ii) adding as a new Revolving Credit Lender with a new Dollar Revolving Credit Sub-Commitment or Multicurrency Revolving Sub-Commitment hereunder any Person which is not then a Dollar Revolving Credit Lender or a Multicurrency Revolving Credit Lender, as applicable (each such Lender or Person, an “Incremental Revolving Credit Lender”; and each such increase by an Incremental Revolving Credit Lender, an “Incremental Revolving Credit Commitment”); or

(b) one or more tranches of term loans in Dollars hereunder by having an existing Lender or any other Person provide such additional term loan (each such Lender or Person, an “Incremental Term Lender” and, together with an Incremental Revolving Credit Lender, each an “Incremental Lender”; each such additional term loan by an Incremental Term Lender, an “Incremental Term Loan” and the commitment of an Incremental Term Lender to provide an Incremental Term Loan, an “Incremental Term Loan Commitment”);

which notice shall specify the name of each proposed Incremental Lender, the amount of such Incremental Lender’s Incremental Revolving Credit Commitment (and whether such increase is in respect of the Dollar Revolving Credit Sub-Commitment or the Multicurrency Revolving Credit Sub-Commitment) or Incremental Term Loan Commitment, as applicable, the date on which such Commitment shall be effective (the “Incremental Loan Effective Date”) (which shall be a Business Day at least three Business Days (or such shorter period as agreed by the Administrative Agent) after delivery of such notice and 30 days prior to the Revolving Credit Commitment Termination Date; provided that each such Incremental Lender shall be subject to the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld) if such consent would be required under Section 9.04(b) for an assignment of Revolving Credit Commitments to such Incremental Lender; and provided, further, that:

(i) the aggregate amount of Incremental Revolving Credit Commitments and Incremental Term Loan Commitments under this Section shall not exceed $250,000,000;

(ii) the minimum amount of any Incremental Revolving Credit Commitment or Incremental Term Loan Commitment shall be $2,000,000 or a larger multiple of $500,000;

(iii) both at the time of any such request and as of the relevant Incremental Loan Effective Date, no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided that, in the event that any tranche of Incremental Term Loans is used to finance an Acquisition and to the extent the Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (iii) shall be tested at the time of the execution of the acquisition agreement related to such Acquisition (provided that such Lenders so participating shall not be permitted to waive any Default or Event of Default then existing or existing after giving effect to such tranche of Incremental Term Loans);

(iv) the representations and warranties of the Borrower set forth in this Agreement, and of each Loan Party in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects on and as of the relevant Incremental Loan Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such date); provided that, in the event that any tranche of Incremental Term Loans is used to finance an Acquisition and to the extent the Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (iv) shall be limited to customary “specified representations” and those representations included in the acquisition agreement related to such Acquisition that are material to the interests of the Lenders and only to the extent that the Borrower has the right to terminate its obligations under such acquisition agreement as a result of a breach of such representations;

(v) each Incremental Revolving Credit Commitment shall be a Revolving Credit Commitment for all purposes of this Agreement having the same terms applicable to the then existing Revolving Credit Commitments; and

(vi) (a) the final maturity date of any Incremental Term Loan shall be no earlier than the Revolving Credit Commitment Termination Date (but may have amortization prior to such date), (b) Incremental Term Loans shall rank pari passu in right of payment and security with the Revolving Credit Loans and (c) shall be treated substantially the same as or less favorably than (and in any event no more favorably than) the Revolving Credit Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Revolving Credit Commitment Termination Date may provide for material additional or different financial or other covenants applicable only during periods after the Revolving Credit Commitment Termination Date, (ii) the Incremental Term Loans may provide for prepayment requirements that are different and more onerous than the prepayment requirements applicable to the Revolving Credit Loans (including that any proceeds being applied to the Loans shall first be applied to the Incremental Term Loans) and (iii) the Incremental Term Loans may be priced differently than the Revolving Credit Loans.

Each Incremental Revolving Credit Commitment (and the increase of, or the undertaking of, any Revolving Credit Sub-Commitment of each Incremental Revolving Credit Lender resulting therefrom) or each Incremental Term Loan Commitment, as the case may be, shall become effective as of the relevant Incremental Loan Effective Date upon receipt by the Administrative Agent, on or prior to 11:00 a.m., New York City time, on such Incremental Loan Effective Date, of (A) a certificate of a duly authorized officer of the Borrower stating that the conditions with respect to such Incremental Revolving Credit Commitment or Incremental Term Loan Commitment, as applicable, under this paragraph have been satisfied and (B) an agreement, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, which shall provide for such Incremental Revolving Credit Commitment and/or Incremental Term Loan Commitment of each Incremental Lender and the other relevant terms relating thereto, duly executed by each Incremental Lender and the Borrower and acknowledged by the Administrative Agent, and customary legal opinions or other documents reasonably requested by the Administrative Agent in connection therewith.

With respect to any Incremental Revolving Credit Commitment or Incremental Term Loan Commitment, upon the Administrative Agent’s receipt of each such agreement executed by such parties, together with the other documentation contemplated above, and subject to the foregoing terms and conditions, on the relevant Loan Effective Date each Incremental Lender shall become a Lender hereunder with an Incremental Revolving Credit Commitment or Incremental Term Loan Commitment, as applicable, and the Administrative Agent shall record the information contained in such agreement in the Register and give prompt notice thereof to the Borrower and the Lenders.

On the Incremental Loan Effective Date for an Incremental Revolving Credit Commitment, (i) in the event Syndicated Revolving Credit Loans are then outstanding under the Revolving Credit Sub-Commitment that is being increased, (x) each relevant Incremental Revolving

Credit Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Revolving Credit Lenders under such Revolving Credit Sub-Commitment, as being required in order to cause, after giving effect to such increase and the application of such amounts to make payments to such other Revolving Credit Lenders, the Syndicated Revolving Credit Loans to be held ratably by all Revolving Credit Lenders under such Revolving Credit Sub-Commitment in accordance with their respective Revolving Credit Sub-Commitments, (y) the Borrower shall be deemed to have prepaid and reborrowed all outstanding Syndicated Revolving Credit Loans under such Revolving Credit Sub-Commitment as of such Incremental Loan Effective Date (with such borrowing to consist of the Type of Revolving Credit Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.03) and (z) the Borrower shall pay to the Revolving Credit Lenders under such Revolving Credit Sub-Commitment the amounts, if any, payable under Section 2.14 as a result of such prepayment; and (ii) the participations hereunder in Swingline Loans and/or Letters of Credit then outstanding held by the Revolving Credit Lenders shall be adjusted accordingly to reflect the addition of such Incremental Revolving Credit Commitment.

On the Incremental Loan Effective Date (or such other date provided above for in the relevant agreement referred to above) for an Incremental Term Loan Commitment, each relevant Incremental Term Lender shall make an Incremental Term Loan to the Borrower in the amount of such Incremental Term Loan Commitment pursuant to this Section and otherwise in accordance with this Agreement.

Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Term Loan Lender participating in such tranche of Incremental Term Loans and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20.

Notwithstanding anything herein to the contrary, in no event shall any Lender be obligated to increase its Commitment hereunder.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (A) no Event of Default then exists and (B) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two (2) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the relevant Issuing Lenders only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the relevant Issuing Lender until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lenders shall not be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If the Swingline Lender or any Issuing Lender has a reasonable good faith belief that any Lender has defaulted in fulfilling its funding obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a

Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.22. Extension of Revolving Credit Commitment Termination Date.

(a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not later than 30 days prior to the date of a proposed extension (each such date of such proposed extension, an “Extension Date”), request that each Lender extend such Lender’s Revolving Credit Commitment Termination Date to a date that is at least one year after the Revolving Credit Commitment Termination Date then in effect for such Lender (the “Existing Revolving Credit Commitment Termination Date”).

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 15 days after the date on which the Administrative Agent received the Borrower’s extension request (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Revolving Credit Commitment Termination Date, an “Extending Lender”). Each Lender that determines not to so extend its Revolving Credit Commitment Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for extension of the Revolving Credit Commitment Termination Date.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.22 no later than the date that is 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Borrower shall have the right, but shall not be obligated, on or before the applicable Revolving Credit Commitment Termination Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more financial institutions (each, an “Additional Commitment Lender”) approved by the Administrative Agent in accordance with the procedures provided in Section 2.19(b), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 9.04, with the Borrower or replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the applicable Revolving Credit Commitment Termination Date for such Non-Extending Lender, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). Prior to any Non-Extending Lender being replaced by one or more Additional Commitment Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Borrower (which notice shall set forth such Lender’s new Revolving Credit Commitment Termination Date), to become an Extending Lender. The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of the Borrower but without the consent of any other Lenders.

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed to extend their Revolving Credit Commitment Termination Date and the new or increased Commitments of any Additional Commitment Lenders is more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Revolving Credit Commitment Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date that has been requested by the Borrower pursuant to (and approved in accordance with) this Section 2.22, and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder.

(f) Conditions to Effectiveness of Extension. Notwithstanding the foregoing, any extension of any Revolving Credit Commitment Termination Date pursuant to this Section 2.22 shall not be effective with respect to any Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;

(ii) the representations and warranties of the Borrower set forth in this Agreement, and of each Loan Party in each of the other Loan Documents to which it is a party, are true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or materiality) on and as of the applicable Extension Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such date); and

(iii) the Administrative Agent shall have received a certificate from the Borrower signed by a Financial Officer of the Borrower certifying the accuracy of the foregoing clauses (i) and (ii).

(g) Revolving Credit Commitment Termination Date for Non-Extending Lenders. On the Revolving Credit Commitment Termination Date of each Non-Extending Lender, (i) the Commitment of each Non-Extending Lender shall automatically terminate and (ii) the Borrower shall repay such Non-Extending Lender in accordance with Section 2.10 (and shall pay to such Non-Extending Lender all of the other Obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the Revolving Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(h) Conflicting Provisions. This Section shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and (to the extent the concept of good standing is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s and each other Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement and each of the other Loan Documents have been duly executed and delivered by each Loan Party party thereto and constitutes, or when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate in any material respect any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any material order of any Governmental Authority, (c) will not, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for each of the fiscal years ended December 31, 2012 reported on by PricewaterhouseCoopers LLP, independent public accountants and (ii) as of and for the fiscal quarters and the portion of the fiscal year ended April 1, 2013, certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements referred to in clause (ii) of the first sentence of this paragraph.

(b) No Material Adverse Change. Since December 31, 2012, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Properties.

(a) Property Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to (i) Liens permitted by Section 6.02 and (ii) defects in title that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. During the Collateral Period, the Liens granted by the Security Documents constitute valid perfected first priority Liens on the properties and assets covered by the Security Documents, subject to no prior or equal Lien except as permitted by Section 6.02.

(b) Intellectual Property. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person.

SECTION 3.06. Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters) or (ii) that adversely affect this Agreement or the Transactions.

(b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law, including arising under Anti-Corruption Laws, and all Contractual Obligations applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of preparing the Borrower’s audited financial statements) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than an amount which, if incurred immediately, could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of preparing the Borrower’s audited financial statements) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by more than an amount which, if incurred immediately, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. None of the written reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished) when taken as a whole, and excluding any information of a general economic or industry nature, contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to forecasts or projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date (it being understood that (i) such forecasts and projections are as to future events and are not to be viewed as facts, (ii) such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, (iii) no assurance can be given by the Borrower that any particular forecasts or projections will be realized and (iv) actual results during the period or periods covered by any such forecasts and projections may differ significantly from the projected results and such differences may be material).

SECTION 3.12. Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.13. Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Part A of Schedule 3.13 is a complete and correct list of all of the Subsidiaries of the Borrower (other than Immaterial Subsidiaries) as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary and (ii) if such Subsidiary is not a wholly-owned Subsidiary of the Borrower, the percentage of ownership thereof held by the Borrower and its Subsidiaries as of the Effective Date. As of the Effective Date, except as disclosed in Part A of Schedule 3.13, (x) each of the Borrower and its Subsidiaries owns, free and clear of Liens (other than Liens permitted by Section 6.02), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule 3.13, (y) all of the issued and outstanding Equity Interests of each such Person organized as a corporation is validly issued, fully paid and non-assessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b) Investments. Set forth in Part B of Schedule 3.13 is a complete and correct list of all Investments (other than Investments disclosed in Part A of Schedule 3.13, Investments in Immaterial Subsidiaries and Investments otherwise permitted under Section 6.05) held by the Borrower or any of its Subsidiaries in any Person as of the Effective Date and, for each such Investment, (i) the identity of the Person or Persons holding such Investment and (ii) the nature of such Investment. Except as disclosed in Part B of Schedule 3.13, each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens permitted by Section 6.02), all such Investments.

SECTION 3.14. Sanctions Laws and Regulations.

(a) The Borrower, its Subsidiaries and to the knowledge of the Borrower, its other Affiliates and their respective directors, officers and employees, have instituted and maintained policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws.

(b) None of the Borrower, any of its directors nor any Subsidiary nor, to the knowledge of the Borrower, any officer or any agents of the Borrower or any Subsidiary acting or benefiting in any capacity in connection with this Agreement or any affiliate over which any of the foregoing exercises management control or which exercises management control over the Borrower or any Subsidiary, (i) is a U.S. Designated Person or a Foreign Designated Person; (ii) is a Person that is owned or controlled by a U.S. Designated Person or a Foreign Designated Person; (iii) is organized or resident in a U.S. Sanctioned Country or a Foreign Sanctioned Country or (iv) in each case, except as could not reasonably be expected to have a Material Adverse Effect or could not reasonably be expected to result in any violation of any Sanctions by, or liability to, a Lender, any Issuing Lender or the Administrative Agent, has or is now directly or indirectly engaged in any dealings or transactions (1) with any U.S. Designated Person in violation of any U.S. Sanctions or with any Foreign Designated Person in violation of any Foreign Sanctions, (2) in any U.S. Sanctioned Country in violation of any U.S. Sanctions or in any Foreign Sanctioned Country in violation of any Foreign Sanctions or (3) otherwise in violation of any Sanctions.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date. The obligation of each Lender to make its initial Loans and of each Issuing Lender to issue (or continue, as applicable) its initial Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender), in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinion of Counsel to the Loan Parties. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Simpson Thacher & Bartlett LLP, counsel to the Loan Parties and of such other counsel to the Loan Parties satisfactory to the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Agents).

(c) [Intentionally Omitted].

(d) Organizational Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Borrower and its Subsidiaries, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Officer’s Certificate. A certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02.

(f) Security Documents. The Pledge Agreement, and such other local law pledge, charge or similar agreement in favor of the Administrative Agent for the benefit of the Secured Parties as the Administrative Agent shall reasonably request, in each case duly executed and delivered by the relevant Loan Parties and the Administrative Agent, together with (x) certificates, if any, representing the Equity Interests pledged under the Pledge Agreement and any other relevant Security Document, accompanied by undated stock powers executed in blank, and (y) each document required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), which shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation (provided that the Borrower shall, and shall cause its Subsidiaries, solely with respect to the Equity Interests of any Significant Foreign Subsidiaries, to enter into such local law agreements, and/or deliver the instruments (if any) in respect of the relevant pledged Equity Interests thereunder and other related documentation with respect to such agreements as so agreed, within 90 days after the Effective Date (or such longer period to which the Administrative Agent shall agree in its sole discretion)).

(g) [Intentionally Omitted].

(h) [Intentionally Omitted].

(i) Repayment of Certain Existing Indebtedness. Evidence that, simultaneous with the making of the initial Loans hereunder, the principal of and interest on outstanding loans, and all accrued fees and all other amounts owing, under the Existing Credit Agreement shall have been (or shall be simultaneously) paid in full, all commitments to extend credit thereunder shall have been terminated, and all letters of credit issued thereunder and outstanding immediately prior to the Effective Date shall have been continued pursuant to Section 2.06(a) hereunder, and all accrued and unpaid fees in respect of such letters of credit shall have been paid, and any and all liens thereunder shall have been (or shall be simultaneously) terminated and released.

(j) Borrowing Request. A Borrowing Request or notice of issuance of Letter of Credit, as applicable, relating to the initial credit extensions hereunder.

(k) Fees and Expenses. All fees and expenses required to be paid by the Borrower in connection herewith and invoiced before the Effective Date shall have been paid in full.

(l) Other Documents. Such other documents as the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Extension of Credit. The obligation of each Lender to make any Loan (but not the conversion or continuation of any Loan), and of each Issuing Lender to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower set forth in this Agreement, and of each Loan Party in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or materiality) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such date); and

(b) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (but not the conversion or continuation of any Loan) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:

(a) within 75 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended on or nearest to September 30, 2013), the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section (commencing with the fiscal quarter ended on or nearest to September 30, 2013), a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01(b)(ii), 6.01(j), 6.02(g), 6.04(e), 6.05(c)(ii), 6.05(h), 6.05(i), 6.06(b) and 6.09 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly following any reasonable request by the Administrative Agent therefor, delivery of a certificate of the accounting firm that reported on any financial statements under clause (a) of this Section stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to clauses (a) and (b) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000; and

(d) any other development that has, or could reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except as could not reasonably be expected to have a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations (other than Indebtedness), including tax liabilities, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) failure to make such payment, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties and Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto).

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times, provided that (i) any such visits or inspections at any time a Default has occurred or is continuing shall be at the expense of the Borrower and at any other time at the expense of the Administrative Agent or such Lender, as the case may be, and (ii) the Administrative Agent and each Lender shall be limited to one such visit or inspection each during any fiscal year, except that such limitation shall not apply at any time a Default has occurred or is continuing.

SECTION 5.07. Compliance with Laws and Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply with all Requirements of Law (including all Environmental Laws and all Anti-Corruption Laws) and all Contractual Obligations applicable to it or its property, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Use of Loan Proceeds. The proceeds of the Revolving Credit Loans and any Incremental Loans will be used to pay fees and expenses relating to the Transactions, to refinance the Existing Credit Agreement and to finance the working capital needs, and for general corporate purposes, of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.

SECTION 5.09. Guarantors and Collateral; Further Assurances.

(a) Guarantors; Collateral. The Borrower will take, and will cause each of its Subsidiaries to take, such action from time to time as shall be necessary to ensure that:

(i) each Subsidiary is a “Guarantor” hereunder pursuant to a Guarantee Assumption Agreement and (if applicable) a “Loan Party” under the Pledge Agreement (other than any Excluded Subsidiary, except, in the case of any Domestic Subsidiary that is an Immaterial Subsidiary, to the extent necessary to comply with clause (ii) of the definition of “Immaterial Subsidiary”); and

(ii) during the Collateral Period, 100% of the Equity Interests of each Subsidiary (other than any Excluded Equity Interests) (provided that, in the case of voting Equity Interests of each First-Tier Foreign Subsidiary (other than any Immaterial Subsidiary, except to the extent necessary to comply with clause (ii) of the definition of “Immaterial Subsidiary”), not more than 65% of such voting Equity Interests) shall be pledged in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the relevant Security Document.

Promptly but in no event later than 45 days (which period may be extended by the Administrative Agent in its sole discretion) following the formation or acquisition of any Subsidiary after the date hereof, the Borrower will, and will cause each of its Subsidiaries to, take such action to cause (x) such Subsidiary to become a “Guarantor” hereunder and (if applicable) a “Loan Party” (or comparable term) under the relevant Security Document, to the extent required under clause (i) of the immediately preceding paragraph and (y) the Equity Interests of such Subsidiary, to the extent required under clause (ii) of the immediately preceding paragraph, to be pledged in favor of the Administrative Agent for the benefit of the Secured Parties, pursuant to the Pledge Agreement or, solely in respect of the pledge of the Equity Interests of a Significant Foreign Subsidiary, such other local law pledge, charge or similar agreement in respect of such Equity Interests as the Administrative Agent shall reasonably request and (z) such Subsidiary or any other relevant Loan Party to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Loan Parties pursuant to Section 5.01 on the Effective Date as the Administrative Agent shall reasonably request.

(b) Further Assurances. During the Collateral Period and subject to any limitations in the Loan Documents, the Borrower will, and will cause each of its Subsidiaries to,

take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the grant, preservation, protection and perfection of the validity of the security interests granted pursuant to the Loan Documents and the Guarantee of the Obligations. Without limiting the foregoing, in the event that any additional Equity Interests shall be issued by any Subsidiary, subject to paragraph (a) of this Section, the Borrower agrees forthwith to or to cause such Subsidiary to deliver to the Administrative Agent pursuant to the relevant Security Document the certificates evidencing such Equity Interests, accompanied by undated stock powers executed in blank and to take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to such Security Document.

(c) Collateral Release. Notwithstanding anything to the contrary set forth in this Section 5.09 or in the Loan Documents, upon the occurrence of the Collateral Release Date, (i) any Liens granted to the Administrative Agent on the Effective Date or pursuant to the requirements of the foregoing clauses (a) and/or (b) of this Section 5.09 (such requirements, collectively, the “Collateral Requirements”) shall be promptly released by the Administrative Agent (and the Administrative Agent agrees to execute and deliver any documents or instruments reasonably requested by the Borrower and in form and substance reasonably satisfactory to the Administrative Agent to evidence the release of all collateral granted under the Security Documents, all at the expense of the Borrower) and (ii) the Collateral Requirements shall be deemed to be null, void, and of no further effect from and after the Collateral Release Date.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness outstanding on the date hereof and listed in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(b) in addition to Indebtedness outstanding on the date hereof and listed in Schedule 6.01, (i) Indebtedness of any Loan Party owing to any other Loan Party or to any Subsidiary that is not a Loan Party and (ii) Indebtedness of any Subsidiary that is not a Loan Party owing to the Borrower or any Subsidiary; provided that, if the Consolidated Leverage Ratio (calculated as of the most recently ended fiscal quarter of the Borrower) shall be greater than 3.50 to 1.00, the aggregate principal amount of Indebtedness owing to the Loan Parties incurred under clause (ii) above, together with the aggregate amount (but without duplication) of Investments by the Loan Parties in Subsidiaries that are not Loan Parties under Section 6.05(c)(ii), shall not exceed $100,000,000 at any time outstanding;

(c) Indebtedness or other obligations of the Borrower or any Subsidiary under bids, letters of credit, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature incurred in the ordinary course of business of the Borrower or such Subsidiary in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(d) Indebtedness (including Capital Lease Obligations) secured by Liens permitted under Section 6.02(d) in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(e) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(f) Indebtedness of the Loan Parties created hereunder and under the other Loan Documents:

(g) Indebtedness secured by Liens permitted under Section 6.02(e);

(h) Cash management obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements, in each case incurred in the ordinary course of business; provided that such Indebtedness (other than with respect to credit or purchase cards) shall be repaid in full within ten Business Days of the incurrence thereof;

(i) Indebtedness in respect of a convertible notes offering by the Borrower; provided that (i) such Indebtedness does not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to one year after the latest Revolving Credit Commitment Termination Date in effect on the date of incurrence of such Indebtedness and (ii) such Indebtedness is (x) unsecured and (y) subordinated in right of payment to the Obligations on terms substantially similar to the subordination terms contained in the convertible notes issued by the Borrower on or about August 9, 2010; provided, however, that (I) any conversion of such Indebtedness by a holder thereof into shares of Equity Interests, cash or a combination of cash and shares of Equity Interests, (II) the rights of holders of such Indebtedness to convert into shares of Equity Interests, cash or a combination of cash and shares of Equity Interests and (III) the rights of holders of such Indebtedness to require any repurchase by the Borrower upon a fundamental change of such Indebtedness in cash, shall not constitute a scheduled repayment, mandatory redemption or sinking fund obligation;

(j) other Indebtedness if, at the time of the creation, incurrence or assumption of such Indebtedness, the principal amount of such Indebtedness, together with the then aggregate outstanding principal amount of other Indebtedness theretofore created, incurred, assumed under this clause (j), would not exceed 25% of Consolidated Net Worth as of the end of the then most recent fiscal quarter for which financial statements are available;

(k) unsecured Indebtedness of the Borrower (including unsecured subordinated Indebtedness to the extent subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent) (and any unsecured Guarantees thereof by the Guarantors (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Obligations on terms not less favorable to the Lenders than the subordination terms of such subordinated Indebtedness)) in an aggregate principal amount not to exceed $400,000,000 at any time outstanding so long as (i) both immediately prior to and after giving effect (including pro forma effect) to the incurrence thereof, no Default or Event of Default shall exist or would result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the Revolving Credit Commitment Termination Date in effect on the date of incurrence of such Indebtedness (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of a change of control or similar event (however denominated), asset sale or disposition, casualty or condemnation shall not violate the foregoing restriction) and (iii) such Indebtedness is not guaranteed by any Subsidiary of the Borrower other than the Guarantors;

(l) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guarantees or similar instruments or facilities issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, unemployment insurance and other social security laws;

(m) Indebtedness of the Borrower or any Subsidiary in the form of indemnifications, purchase price adjustments, earn-outs, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Acquisition or other Investment permitted by Section 6.05;

(n) unsecured Indebtedness in respect of (A) obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (B) intercompany obligations of the Borrower or any Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(o) obligations of the Borrower or any Subsidiary to pay insurance premiums arising in the ordinary course of business and not in connection with the borrowing of money; and

(p) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (o) above.

SECTION 6.02. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and listed on Schedule 6.02, provided that any such Lien shall secure only those obligations which it secures on the date hereof and any extensions, renewals and replacements thereof shall not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) no such Lien shall extend to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 6.01(d) to finance the acquisition, construction or improvement of fixed or capital assets; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) no such Lien shall extend to any property or assets of the Borrower or any Subsidiary other than the property financed by such Indebtedness;

(e) Liens covering accounts receivable and related rights of the Borrower, its Subsidiaries and any special purpose entity issuing Indebtedness under a securitization transaction or program with respect to such accounts receivable and related rights (a “Receivables Securitization Program”), provided that (i) the Indebtedness of such special purpose entity is recourse only to its assets (and not to the assets of the Borrower or any Subsidiary other than such special purpose entity), (ii) the aggregate principal amount of such Indebtedness shall not exceed $125,000,000 at any time outstanding and (iii) no such Lien shall extend to any other property of the Borrower and its Subsidiaries;

(f) Liens created pursuant to the Loan Documents;

(g) Liens incurred by the Borrower or any Subsidiary, in addition to Liens incurred under the foregoing clauses (a) through (f) of this Section, provided that neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto shall exceed (as to the Borrower and all Subsidiaries) $50,000,000 at any time outstanding;

(h) in connection with the Disposition permitted under Section 6.04, customary rights and restrictions contained in agreements relating to such Disposition pending the completion thereof;

(i) any agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 6.04, in each case, solely to the extent such sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such agreement;

(j) in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(k) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for an Acquisition or other transaction permitted hereunder;

(l) ground leases in respect of real property on which facilities owned or leased by any of the Subsidiaries are located;

(m) any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of the Subsidiaries in the ordinary course of business;

(n) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(o) Liens deemed to exist in connection with Investments in repurchase agreements under clause (f) of the definition of the term “Cash and Cash Equivalents”;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Subsidiaries in the ordinary course of business; and

(s) Liens on Cash and Cash Equivalents used to satisfy or discharge Indebtedness, if such satisfaction or discharge is permitted hereunder.

SECTION 6.03. Fundamental Changes. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or with or into any other Subsidiary;

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any other Subsidiary (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.04;

(c) any acquisition expressly permitted under Section 6.05 may be structured as a merger, consolidation or amalgamation; and

(d) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.04. Dispositions of Property. The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any property, whether now owned or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Equity Interests to any Person, except:

(a) Dispositions in the ordinary course of business of the Borrower and its Subsidiaries (including Dispositions of obsolete or worn-out property no longer required or useful in the business or operations of the Borrower or any of its Subsidiaries);

(b) (i) Dispositions by any Subsidiary to the Borrower or to any other Subsidiary, (ii) Dispositions permitted by 6.03(d) and (iii) Dispositions from a Loan Party to another Loan Party;

(c) the sale or issuance of Equity Interests of any Subsidiary to the Borrower or any other Subsidiary;

(d) Dispositions with respect to the Receivables Securitization Program, provided that the aggregate principal amount of Indebtedness related to any such Receivables Securitization Program shall not exceed $125,000,000 at any time outstanding;

(e) Dispositions of property or assets by the Borrower or any Subsidiary to the extent that, as part of the same transaction or a series of related transactions, such property or assets are within 365 days after the date of such Disposition leased by the Borrower or such Subsidiary as lessee for use in the business of the Borrower and its Subsidiaries, provided that the aggregate fair market value of all property or assets that are subject to such Dispositions and are leased by the Borrower or any Subsidiary shall not exceed $75,000,000 at any time; and

(f) Dispositions of property for fair market value not covered by the foregoing clauses (a) through (e) of this Section; provided that (i) the aggregate book value of the properties and assets subject to all such Dispositions during any fiscal year of the Borrower shall not exceed 15% of Consolidated Total Assets as at the end of the most recently ended fiscal year of the Borrower or (ii) within 365 days after such Disposition, the Net Cash Proceeds thereof shall be used to purchase productive assets for use by the Borrower or any Subsidiary in their business.

SECTION 6.05. Investments and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, make or suffer to exist any Investment in any Person or make any Acquisition, except:

(a) Investments in Cash and Cash Equivalents at the time such Investment is made;

(b) Investments (other than Investments permitted under clause (a) of this Section) existing on the date hereof and set forth on Schedule 3.13 and Investments in Immaterial Subsidiaries existing as of the date hereof;

(c) (i) Investments by any Loan Party in any other Loan Party; and (ii) Investments by the Borrower or any Subsidiary in any Subsidiary that is not a Loan Party; provided that, if the Consolidated Leverage Ratio (calculated as of the most recently ended fiscal quarter of the Borrower) shall be greater than 3.50 to 1.00, the aggregate amount of Investments by the Loan Parties in Subsidiaries that are not Loan Parties under clause (ii) above, together with the aggregate principal amount (but without duplication) of Indebtedness owing to the Loan Parties incurred under Section 6.01(b)(ii), shall not exceed $100,000,000 at any time outstanding; and

(d) Indebtedness permitted by Section 6.01;

(e) purchases of inventory and other property to be sold or used in the ordinary course of business;

(f) Investments to the extent that the consideration for such Investments is made solely with the common stock of the Borrower;

(g) Swap Agreements permitted by Section 6.11;

(h) any Acquisition after the date hereof by the Borrower or any Subsidiary; provided that (i) in the case of any such Acquisition, (x) if the Acquired Entity is a publicly held corporation, such Acquisition shall have been approved by the board of directors of such Acquired Entity; (y) after giving effect to any such Acquisition of Equity Interests, the Acquired Entity becomes a direct or indirect Subsidiary of the Borrower; and (z) the Acquired Entity is engaged in a line of business in accordance with the requirements of Section 6.10; (ii) both immediately prior to such Acquisition and after giving effect thereto, no Default shall have occurred and be continuing; and (iii) if, after giving effect to such Acquisition on a pro forma basis as if such Acquisition had occurred on the first day of the most recent period of four consecutive fiscal quarters of the Borrower, the Consolidated Leverage Ratio shall be greater than 3.75 to 1.00, the aggregate consideration (including assumed Indebtedness, but excluding consideration in the form of the Equity Interests of the Borrower) for all such Acquisitions shall not exceed $200,000,000 in any fiscal year;

(i) any bonds, promissory notes or other securities (which may be either debt or equity securities) or other deferred purchase price to be received by the Borrower or any of its Subsidiaries as consideration in connection with any Disposition of property permitted under Section 6.04 to any other Person, provided that, at time of each such Disposition, the Consolidated Leverage Ratio (calculated as of the most recently ended fiscal quarter of the Borrower and giving pro forma effect to such Disposition as it had occurred on the first day of the period of four consecutive fiscal quarters then ended) is less than or equal to 3.75 to 1.00;

(j) any bonds, promissory notes or other securities (which may be either debt or equity securities) received by the Borrower or any of its Subsidiaries issued as payment or settlement for accounts receivables owing from an entity that is subject to a proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(k) any bonds, promissory notes or other securities (which may be either debt or equity securities) received by the Borrower or any of its Subsidiaries issued by non-U.S. Governmental Authorities in payment of accounts receivables related to products sold by the Borrower or any of its Subsidiaries in the ordinary course of business, provided that the aggregate amount of Investments made under this clause (k) shall not exceed $50,000,000 (or the equivalent thereof in foreign currencies) at any time;

(l) other Investments in an aggregate amount not exceeding $75,000,000;

(m) payroll, travel, business entertainment and similar advances to officers, directors, employees and consultants of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(n) Investments consisting of extensions of trade credit in the ordinary course of business;

(o) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices; and

(p) Investments held by any Person (other than in such Person’s subsidiaries) acquired by the Borrower or a Subsidiary after the Effective Date or of any Person merged or consolidated into the Borrower or merged or consolidated with a Subsidiary in accordance with this Agreement after the Effective Date, in each case to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; provided that this clause (p) is intended solely to grandfather such investments as are indirectly acquired as a result of an acquisition of such Person otherwise permitted hereunder and any consideration paid in connection with such acquisition that may be allocable to such Investments must be permitted by, and be taken into account in computing compliance with, any basket amounts or limitations applicable to such acquisition hereunder.

SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests; and

(b) the Borrower may make Restricted Payments after the date hereof; provided that (i) at the time of such Restricted Payment and immediately after giving effect thereto, no Default shall have occurred and be continuing; and (ii) if, after giving effect to such Restricted Payment, the Consolidated Leverage Ratio (calculated on a pro forma basis) shall be greater than 3.50 to 1.00, the aggregate amount of all such Restricted Payments shall not exceed $100,000,000 in any fiscal year; provided that that this clause (b)(ii) shall not apply to any Restricted Payment made in connection with any hedge transactions, warrant transactions and capped call transactions in respect of Convertible Notes;

provided that nothing herein shall be deemed to prohibit (x) the payment of dividends by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower or, if applicable, any minority shareholder of such Subsidiary (in accordance with the percentage of the Equity Interests of such Subsidiary owned by such minority shareholder) or (y) repurchases of Equity Interests deemed to occur as a result of the surrender of such Equity Interests for cancellation in connection with the exercise of stock options or warrants.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate;

(b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate;

(c) any Indebtedness permitted by Section 6.01;

(d) any Investment permitted by Section 6.05;

(e) any Restricted Payment permitted by Section 6.06; and

(f) any Affiliate who is a natural person may serve as an employee or director of the Borrower and receive reasonable compensation for his services in such capacity.

SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any property to the Borrower or any other Subsidiary, except:

(i) restrictions and conditions imposed by law or by this Agreement;

(ii) restrictions and conditions imposed by law;

(iii) restrictions and conditions existing on the date hereof identified on Schedule 6.08 and any extension or renewal thereof, or any amendment or modification thereof, that, in each case does not expand the scope of any such restriction or condition;

(iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale (provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder);

(v) (with respect to clause (a) above) (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof;

(vi) (with respect to clause (a) above) provisions in any lease or lease agreement, or any restrictions or conditions imposed by any landlord, prohibiting or restricting the granting, creation or incurrence of any Liens on any premises leased by the Borrower or any of its Subsidiaries; and

(vii) restrictions or conditions imposed by any agreement relating to Indebtedness permitted by Section 6.01, if such restrictions or conditions are customary for such Indebtedness.

SECTION 6.09. Certain Financial Covenants.

(a) Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio, as at the last day of any period of four consecutive fiscal quarters of the Borrower, to exceed 4.00 to 1.0.

(b) Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower to be less than 3.50 to 1.0.

(c) Liquidity. The Borrower will maintain Liquidity of at least $400,000,000 at all times during the Liquidity Requirement Period.

SECTION 6.10. Lines of Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries taken as a whole would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries taken as a whole are engaged as of the date hereof.

SECTION 6.11. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, other than Swap Agreements entered into with any of the Lenders (or any Affiliates thereof) or in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including, among other Swap Agreements, hedge transactions, warrant transactions and capped call transactions in respect of Convertible Notes).

SECTION 6.12. Sanctions Laws and Regulations.

(a) The Borrower shall not, and shall ensure that none of its Subsidiaries will, directly or indirectly use the proceeds of the Loans or any Letter of Credit (i) for any purpose which would breach the U.K. Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions applicable to the Borrower, its Subsidiaries or the Loans or any Letter of Credit; (ii) in each case in any manner that will result in the violation of any applicable U.S. Sanctions, to fund, finance or facilitate any activities, business or transaction of or with any U.S. Designated Person or in any U.S. Sanctioned Country, or otherwise in violation of any U.S. Sanctions, as such U.S. Sanctions Lists or U.S. Sanctions are in effect from time to time; (iii) in any other manner that will result in the violation of any applicable U.S. Sanctions by any party to this Agreement, (iv) in each case, except as could not reasonably be expected to have a Material Adverse Effect or could not reasonably be expected to result in any violation of any Sanctions by, or liability to, any Lender, Issuing Lender or the Administrative Agent, to fund, finance or facilitate any activities, business or transaction of or with any Foreign Designated Person or in any Foreign Sanctioned Country, or otherwise in violation of any Foreign Sanctions, as such Foreign Sanctions Lists or Foreign Sanctions are in effect from time to time or (v) in each case, except as could not reasonably be expected to have a Material Adverse Effect or could not reasonably be expected to result in any violation of any Sanctions by, or liability to, any Lender, Issuing Lender or the Administrative Agent, for any purpose which would breach any Anti-Corruption Laws.

(b) The Borrower shall not, and shall ensure that none of its Subsidiaries will, use funds or assets obtained directly or indirectly from transactions with or otherwise relating to (i) U.S. Designated Persons; (ii) Foreign Designated Persons, (iii) any Foreign Sanctioned Country or (iv) any U.S. Sanctioned Country, to pay or repay any amount owing to the Lenders under this Agreement.

(c) The Borrower shall, and shall ensure that each of its Subsidiaries will (i) maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws; and (ii) have appropriate controls and safeguards in place designed to prevent any proceeds of any Loans from being used contrary to the representations and undertakings set forth herein.

(d) The Borrower shall, and shall ensure that each of its Subsidiaries will: comply in all material respects with all foreign and domestic laws, rules and regulations (including the Patriot Act, foreign exchange control regulations, foreign asset control regulations and other trade-related regulations) now or hereafter applicable to this Agreement, the transactions underlying this Agreement or the Borrower’s execution, delivery and performance of this Agreement.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness beyond any period of grace provided with respect thereto;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or (with or without the giving of notice, the lapse of time or both) permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, further, that, in connection with any Convertible Notes, (i) any conversion of such Indebtedness by a holder thereof into shares of Equity Interests, cash or a combination of cash and shares of Equity Interests, (ii) the rights of holders of such Indebtedness to convert into shares of Equity Interests, cash or a combination of cash and shares of Equity Interests, (iii) the rights of holders of such Indebtedness to require any repurchase by the Borrower upon a fundamental change of such Indebtedness in cash and (iv) the termination of any of Swap Agreements entered into in connection with a convertible note offering, shall not constitute an Event of Default under this clause (g) or clause (f) above;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(m) Change of Control shall occur; or

(n) at any time during the Collateral Period, the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents), except to the extent such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements, or, except for expiration in accordance with its terms, any of the Loan Documents shall for any reason be terminated or cease to be in full force and effect or to be valid and binding on any of the Loan Parties party thereto, or the enforceability thereof shall be contested by any Loan Party;

then, and in every such event (other than any event (x) with respect to the Borrower described in clause (h) of this Article or (y) with respect to any Loan Party described in clause (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event (x) with respect to the Borrower described in clause (h) of this Article or (y) with respect to any Loan Party described in clause (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE AGENTS

Each of the Lenders and the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as an Agent hereunder or under the other Loan Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the respective Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 9.02), and (c) except as expressly set forth herein and in the other Loan Documents, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

An Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor to such Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent’s resignation shall nonetheless become effective and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of such Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon any Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Notwithstanding anything herein to the contrary, the Joint Lead Arrangers and the Joint Bookrunners, the Syndication Agent and the Co-Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders and except, in the case of the Syndication Agent, as expressly set forth herein.

The Administrative Agent is hereby authorized by the Lenders and the other Secured Parties to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Secured Parties including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Borrower as ultimate parent of any subsidiary of the Borrower which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Borrower or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Secured Parties in satisfaction of the Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

The Lenders and the other Secured Parties acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Borrower and its Subsidiaries as will be further described in a separate German law governed parallel debt undertaking. The Administrative Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhänder) and (ii) administer and hold as fiduciary agent (Treuhänder) any pledge created under a German law governed Security Document which is created in favor of any Secured Party or transferred to any Secured Party due to its accessory nature (Akzessorietät), in each case in its own name and for the account of the Secured Parties. Each Lender, on its own behalf and on behalf of its affiliated Secured Parties, hereby authorizes the Administrative Agent to enter as its agent in its name and on its behalf into any German law governed Security Document, to accept as its agent in its name and on its behalf any pledge under such Security Document and to agree to and execute as agent in its name and on its behalf any amendments, supplements and other alterations to any such Security Document and to release any such Security Document and any pledge created under any such Security Document in accordance with the provisions herein and/or the provisions in any such Security Document.

In addition to, and without limiting, the foregoing, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and each of the Issuing Lenders hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Lender’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Lenders), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention of Jake Elguicze, Treasurer (email: Jake.Elguicze@teleflex.com; Telephone No. (610) 948-2836) with a copy to General Counsel (Telecopy No. (610) 948-2011; Telephone No. (610) 948-5100);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003 Attention: Leonida Mischke Telephone No. (312) 385-7055: Telecopy No. (312) 385-7096 and, if such notice or other communication relates to borrowings of, or payments or prepayments of, or the duration of Interest Periods for, Loans denominated in a Foreign Currency, also to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. +44-207-777-2360; Telephone No. +44-207-777-2542), in each case with a copy to JPMorgan Chase Bank, N.A., 2 Corporate Drive, Shelton, Connecticut 06484, Attention of Peter Killea (Telecopy No. (203) 944-8495; Telephone No. (203) 944-8427);

(iii) if to JPMCB as Issuing Lender, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003 Attention: Leonida Mischke Telephone No. (312) 385-7055: Telecopy No. (312) 385-7096, with a copy to JPMorgan Chase Bank, N.A., 2 Corporate Drive, Shelton, Connecticut 06484, Attention of Peter Killea (Telecopy No. (203) 944-8495; Telephone No. (203) 944-8427);

(iv) if to any other Issuing Lender, to it at its address as provided in writing to the Administrative Agent and the Borrower;

(v) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003 Attention: Leonida Mischke Telephone No. (312) 385-7055: Telecopy No. (312) 385-7096; and

(vi) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by using Electronic Communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through an

Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by any Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Except as provided in Section 2.20 with respect to an Incremental Term Loan Amendment, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase the Commitment (or either Revolving Credit Sub-Commitment) of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii) extend or postpone the scheduled date of payment of any principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,

(iv) change Section 2.18(c) or (d) in a manner that would alter the pro rata treatment requirements thereunder, without the written consent of each Lender,

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Revolving Credit Commitments and the Revolving Loans are included on the Effective Date), or

(vi) (A) release all or substantially all of the value of the guarantees of the Guarantors under Article X or (B) other than in accordance with the terms and conditions of Section 5.09(c) upon the occurrence of the Collateral Release Date, release all or substantially all of the collateral under the Security Documents or (C) amend the provisions of Section 5.09(c), or the definition of “Collateral Release Date”, in a manner that permits the Collateral to be released in a manner more favorable to the Borrower than as set forth in such Section or definition as in effect on the Effective Date, in each case without the written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Lender or the Swingline Lender hereunder without the prior written consent of such Agent, such Issuing Lender or the Swingline Lender, as the case may be (it being understood that any change to Section 2.21 shall require the consent of the Administrative Agent, each Issuing Lender and the Swingline Lender). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c) Except as otherwise provided in this Section with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Security Documents; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein (including in connection with the occurrence of the Collateral Release Date) or in the Security Documents) release all or substantially all of the collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security.

(d) Notwithstanding anything herein to the contrary, the Administrative Agent is hereby authorized to, and at the request of the Borrower shall, without the further consent of any Lender (except as provided in clause (ii) below), release (i) any Guarantor from its obligations under the Loan Documents (including its guarantee under Article X) (A) upon the consummation of a transaction permitted hereunder as a result of which such Guarantor ceases to be a Subsidiary of the Borrower or (B) if such Guarantor becomes an Excluded Subsidiary in any transaction or other manner permitted by the Loan Documents, (ii) any Lien on any property under any Loan Document that is transferred or to be transferred as part of or in connection with any transfer permitted hereunder (except for transfers to any other Loan Party) or to which the relevant Lenders have consented pursuant to this Section, (iii) any Lien on any property under any Loan Document granted by a Guarantor who is released from its obligations under the Loan Documents pursuant to clause (i) above, (iv) any and all Liens on any property under any Security Document upon the occurrence of the Collateral Release Date in accordance with the terms and conditions of Section 5.09(c) and (v) any and all Liens on any property under any Security Document and all guarantees under this Agreement at such time as the Obligations arising under the Loan Documents (but, for the avoidance of doubt, excluding any Obligations constituting Banking Services Obligations and Swap Obligations not yet due and payable) have been paid in full in cash and performed in full (other than (x) contingent indemnification obligations for which no claims have been made and (y) obligations under Letters of Credit which have been cash collateralized or backstopped by a letter of credit, in each case in a manner reasonably satisfactory to the Administrative Agent), the Commitments have expired or been terminated and this Agreement has terminated pursuant to its express terms and no commitments of the Administrative Agent or the Secured Parties which would give rise to any Obligations are outstanding.

(e) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(f) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(g) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and any Affiliate thereof (which, in the case of counsel, shall be limited to the reasonable fees, charges and disbursements of one primary outside counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Lender or any Lender (which, in the case of counsel, shall be limited to the reasonable fees, charges and disbursements of one primary outside counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent and one outside counsel, and one local counsel in each applicable jurisdiction, for the Lenders taken as a group (unless there is an actual or perceived conflict of interest in which case each such other Lender may retain its own counsel)) in connection with the enforcement or protection of its rights in connection with this Agreement and the other

Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) all reasonable costs, expenses, taxes, assessments and other similar charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by the Borrower. The Borrower shall indemnify each Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee, (ii) a material breach of any express obligations under the Loan Documents of such Indemnitee or (x) any of its Controlled Affiliates, (y) the respective officers, directors and employees or such Indemnitee or any of its Controlled Affiliates or (z) the respective advisors or agents of such Indemnitee or any of its Controlled Affiliates, in the case of this clause (z), acting at the instructions of such Indemnitee or such Controlled Affiliate and, in each case set forth in this clause (ii), in connection with a claim initiated by the Borrower or (iii) a proceeding solely between or among Indemnitees that does not involve any action or omission by the Borrower or any of its Subsidiaries, other than claims against any of the Administrative Agent or the Lenders or any of their Affiliates in its capacity or in fulfilling its role as the Administrative Agent, an Issuing Lender, the Swingline Lender, a lead arranger, a bookrunner, a syndication agent, a co-documentation agent or any similar role under this Agreement; provided, further, that this Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to an Agent, an Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section (but without affecting the Borrower’s obligations with respect thereto), each Lender severally agrees to pay to such Agent, such Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Lender or the Swingline Lender in its capacity as such. To the extent that following any such payment by the Lenders the Borrower subsequently reimburses any amounts received by an Agent, an Issuing

Lender or the Swingline Lender pursuant to this paragraph (c), such Agent or such Issuing Lender or Swingline Lender, as applicable, shall reimburse each Lender in an amount equal to its Applicable Percentage of the amount reimbursed by the Borrower.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender or Issuing Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the affiliates, directors, officers, employees, attorneys and agents of each of the Agents, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time held by it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received written notice thereof), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) (in the case of assignments of the Dollar Revolving Credit Sub-Commitment and Dollar Revolving Credit Exposure or the Multicurrency Revolving Credit Sub-Commitment and Multicurrency Revolving Credit Exposure) each Issuing Lender and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of any Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of an assignment of Dollar Revolving Credit Sub-Commitment, Dollar Revolving Credit Exposure, Multicurrency Revolving Credit Sub-Commitment or Multicurrency Revolving Credit Exposure, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing;

(B) each partial assignment of Commitments and/or Loans of any Class (or, in the case of the Revolving Credit Commitments, any Revolving Credit Sub-Commitment) shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Class (or such Revolving Credit Sub-Commitment, as applicable) under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(e) or (f), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, each Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities other than an Ineligible Institution (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and be subject to the limitations of, Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the Obligations of such Loan Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of the Agents, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) is or becomes available to any Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.13 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.14. Patriot Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, such Lender may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with said Act.

SECTION 9.15. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE X

GUARANTEE

SECTION 10.01. Guarantee. Each Guarantor hereby irrevocably and unconditionally guarantees, jointly and severally with the other Guarantors, to each Lender (and each Affiliate of a Lender which holds any of the Obligations of the Borrower or any other Loan Party) and each Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of the Borrower and the Loan Parties strictly in accordance with the terms thereof (such Obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if the Borrower or any Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Each of the Guarantors hereby agrees that this Guarantee is an absolute, irrevocable and unconditional guarantee of payment and is not a guarantee of collection. Each of the Guarantors hereby irrevocably and unconditionally agrees, jointly and severally with the other Guarantors, that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Secured Parties immediately on demand against any cost, loss or liability they incur as a result of the Borrower or any of its Affiliates not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Guarantor under this Guarantee on the date when it would have been due (but so that the amount payable by each Guarantor under this indemnity will not exceed the amount which it would have had to pay under this Guarantee if the amount claimed had been recoverable on the basis of a guarantee).

SECTION 10.02. Obligations Unconditional. The obligations of the Guarantors under Section 10.01 are absolute, irrevocable and unconditional, and joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Loan Parties under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full), it being the intent of this Section that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any lien or security interest granted to, or in favor of, any Agent, any Lender or the Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 10.03. Reinstatement. The obligations of each Guarantor under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or is or must be otherwise restored or returned by any Secured Party, whether as a result of any proceedings in bankruptcy or reorganization or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 10.04. Subrogation. Each Guarantor hereby agrees that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 10.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the payment in full in cash of the Guaranteed Obligations until the Guaranteed Obligations are indefeasibly paid in full in cash and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Secured Parties and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guarantee, and that the Administrative Agent, the Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 10.04.

SECTION 10.05. Remedies. Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 10.01.

SECTION 10.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

SECTION 10.07. Continuing Guarantee. The guarantee in this Article X is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising and shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash and the Commitments and all Letters of Credit issued under the Credit Agreement shall have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent, at which time, subject to all the foregoing conditions, the guarantees made hereunder shall automatically terminate.

SECTION 10.08. Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, then each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article X and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Guarantor (excluding any shares of stock or other equity interest of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of the Borrower and all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

SECTION 10.09. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 10.10. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of Specified Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.10 or otherwise under this Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.10 shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Guaranteed Obligations in accordance with the terms hereof and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section 10.10 constitute, and this Section 10.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

COLLECTION ALLOCATION MECHANISM

(a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VII and (ii) the Revolving Credit Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that, in lieu of the interests of each Revolving Credit Lender in the particular Designated Obligations that it shall own as of such date and immediately prior to the CAM Exchange, such Revolving Credit Lender shall own an interest equal to such Revolving Credit Lender’s CAM Percentage in each Designated Obligation. Each Revolving Credit Lender, each Person acquiring a participation from any Revolving Credit Lender as contemplated by Section 9.04, and the Borrower hereby consents and agree to the CAM Exchange. The Borrower and each Revolving Credit Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Revolving Credit Lenders after giving effect to the CAM Exchange, and each Revolving Credit Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of the Borrower to execute or deliver or of any Revolving Credit Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Revolving Credit Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by paragraph (c) below).

(c) In the event that, after the CAM Exchange, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement by any Issuing Lender that is not reimbursed by the Borrower, then (i) each Revolving Credit Lender shall, in accordance with Section 2.06(d), promptly purchase from such Issuing Lender a participation in such LC Disbursement in the amount of such Revolving Credit Lender’s Applicable Percentage of such LC Disbursement (without giving effect to the CAM Exchange), (ii) the Administrative Agent shall redetermine the CAM

Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable Revolving Credit Lenders, and the Revolving Credit Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that each Revolving Credit Lender shall own an interest equal to such Revolving Credit Lender’s CAM Percentage in each of the Designated Obligations and (iii) in the event distributions shall have been made in accordance with the preceding paragraph, the Revolving Credit Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of the Revolving Credit Lenders and their successors and assigns in respect of the Designated Obligations held by such Persons and shall be conclusive absent manifest error.

(d) Nothing in this Article XI shall prohibit the assignment by any Revolving Credit Lender of interests in some but not all of the Designated Obligations held by it after giving effect to the CAM Exchange; provided, that in connection with any such assignment such Revolving Credit Lender and its assignee shall enter into an agreement setting forth their reciprocal rights and obligations in the event of a redetermination of the CAM Percentages as provided in the immediately preceding paragraph (c).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TELEFLEX INCORPORATED,
as the Borrower

By:	/s/ Thomas E. Powell
Name:	Thomas E. Powell
Title:	Executive Vice President and
Chief Financial Officer

GUARANTORS

ARROW INTERNATIONAL, INC.
ARROW INTERNATIONAL INVESTMENT CORP.
ARROW INTERVENTIONAL, INC.
HOTSPUR TECHNOLOGIES, INC.
LMA NORTH AMERICA, INC.
SEMPRUS BIOSCIENCES CORP.
TECHNOLOGY HOLDING COMPANY III
TELEFLEX MEDICAL INCORPORATED
TFX AVIATION INC.
TFX EQUITIES INCORPORATED
TFX INTERNATIONAL CORPORATION
TFX NORTH AMERICA INC.
VASONOVA, INC.
WOLFE-TORY MEDICAL, INC.

By:	/s/ C. Jeffrey Jacobs
Name:	C. Jeffrey Jacobs
Title:

(1) Vice President and Treasurer (other than for Hotspur Technologies, Inc., LMA North America, Inc., Semprus Biosciences Corp., Technology Holding Company III, TFX Equities Incorporated, TFX International Corporation and Wolfe-Tory Medical, Inc.)

(2) Vice President (in the case of Hotspur Technologies, Inc., LMA North America, Inc., Semprus Biosciences Corp. and Wolfe-Tory Medical, Inc.)

(3) President (in the case of Technology Holding Company III, TFX Equities Incorporated and TFX International Corporation)

ADMINISTRATIVE AGENT

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Peter M. Killea
Name:	Peter M. Killea
Title:	Sr. Vice President – Credit Executive

LENDERS

JPMORGAN CHASE BANK, N.A., as Lender, Issuing Lender and Swingline Lender

By:	/s/ Peter M. Killea
Name:	Peter M. Killea
Title:	Sr. Vice President – Credit Executive

BANK OF AMERICA, N.A., individually as a Lender and as Syndication Agent

By:	/s/ Yinghua Zhang
Name:	Yinghua Zhang
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., individually as a Lender and as Co-Documentation Agent

By:	/s/ Scott O’Connell
Name:	Scott O’Connell
Title:	Director

HSBC BANK USA, NATIONAL ASSOCIATION, individually as a Lender and as Co-Documentation Agent

By:	/s/ Christopher L. Querns
Name:	Christopher L. Querns
Title:	Vice President

SUMITOMO MITSU BANKING CORPORATION, individually as a Lender and as Co-Documentation Agent

By:	/s/ Shuji Yabe
Name:	Shuji Yabe
Title:	Managing Director

DNB BANK ASA, NEW YORK BRANCH, as Co-Documentation Agent

By:	/s/ Kristie Li
Name:	Kristie Li
Title:	First Vice President

By:	/s/ Bjorn E. Hammerstad
Name:	Kristie Li
Title:	Senior Vice President

DNB BANK ASA, GRAND CAYMAN BRANCH, as a Lender

By:	/s/ Kristie Li
Name:	Kristie Li
Title:	First Vice President

By:	/s/ Bjorn E. Hammerstad
Name:	Kristie Li
Title:	Senior Vice President

CITIZENS BANK OF PENNSYLVANIA, individually as a Lender and as Co-Documentation Agent

By:	/s/ Devon L. Starks
Name:	Devon L. Starks
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, individually as a Lender and as Co-Documentation Agent

By:	/s/ Domenic D’Ginto
Name:	Domenic D’Ginto
Title:	Senior Vice President

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Lender

By:	/s/ Thomas Randolph
Name:	Thomas Randolph
Title:	Managing Director

By:	/s/ John Bosco
Name:	John Bosco
Title:	Vice President

FIFTH THIRD BANK, as a Lender

By:	/s/ Karen Ahern
Name:	Karen Ahern
Title:	Senior Vice President

SOVEREIGN BANK, N.A., as a Lender

By:	/s/ Francis D. Phillips
Name:	Francis D. Phillips
Title:	Senior Vice President

U.S. BANK National Association, as a Lender

By:	/s/ Jennifer Hwang
Name:	Jennifer Hwang
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Monique Gasque
Name:	Monique Gasque
Title:	Vice President

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as a Lender

By:	/s/ Eddie Magee
Name:	Eddie Magee
Title:	Director

By:	/s/ Orla Jones
Name:	Orla Jones
Title:	Senior Manager

CITIBANK, N.A., as a Lender

By:	/s/ Michael Prendergast
Name:	Michael Prendergast
Title:	Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Christopher Day
Name:	Christopher Day
Title:	Authorized Signatory

By:	/s/ Tyler R. Smith
Name:	Tyler R. Smith
Title:	Authorized Signatory

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sreedhar R. Kona
Name:	Sreedhar R. Kona
Title:	Vice President

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

SCHEDULE 1.01A

EXCLUDED SUBSIDIARIES

A. Special purpose Subsidiary which issues Indebtedness under a securitization transaction or program

	Entity Name	Jurisdiction of Incorporation/Formation

1.	Teleflex Funding Corporation	Delaware

B. Non-Wholly Owned Subsidiaries

	Entity Name	Jurisdiction of Incorporation/Formation

1.	Leading India Sutures Private Limited	India

2.	Sermatech Private Limited	India

3.	Telair Wendy Road LLC	Delaware

4.	Teleflex Medical Private Limited	India

SCHEDULE 1.01B

IMMATERIAL SUBSIDIARIES

	Entity Name	Jurisdiction of Incorporation/Formation

1.	1902 Federal Road, LLC	Delaware

2.	Airfoil Technologies International-Ohio, Inc.	Delaware

3.	Eon Surgical Ltd.	Israel

4.	Hudson Euro Co.Holding S.a.r.l.	Luxembourg

5.	Hudson Respiratory Care Tecate, S. de R.L. de C.V.	Mexico

6.	IH Holding LLC	Delaware

7.	Productos Aereos, S.A. de C.V.	Mexico

8.	Rusch Mexico, S.A. de C.V.	Mexico

9.	Technology Holding Company II	Delaware

10.	Teleflex Medical de Mexico, S. de R.L. de C.V.	Mexico

11.	Teleflex Medical (Proprietary) Limited	South Africa

12.	Teleflex Medical, s.r.o.	Slovakia

13.	TFX Development LLC	Delaware

14.	TFX Medical Wire Products, Inc.	Delaware

SCHEDULE 2.01

Commitments

Name of Lender	Dollar Revolving Credit Sub-Commitment	Multicurrency Revolving Credit Sub-Commitment	Revolving Credit Commitment

JPMORGAN CHASE BANK, N.A.	$48,484,848.50	$51,515,151.50	$100,000,000.00
BANK OF AMERICA, N.A.	$48,484,848.50	$51,515,151.50	$100,000,000.00
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$32,323,232.32	$34,343,434.35	$66,666,666.67
HSBC BANK USA, NATIONAL ASSOCIATION	$32,323,232.32	$34,343,434.35	$66,666,666.67
SUMITOMO MITSUI BANKING CORPORATION	$32,323,232.32	$34,343,434.35	$66,666,666.67
DNB BANK ASA, GRAND CAYMAN BRANCH	$32,323,232.32	$34,343,434.35	$66,666,666.67
CITIZENS BANK OF PENNSYLVANIA	$32,323,232.32	$34,343,434.35	$66,666,666.67
PNC BANK, NATIONAL ASSOCIATION	$32,323,232.32	$34,343,434.33	$66,666,666.65
CREDIT AGRICOLE CORPORATE & INVESTMENT BANK	$12,121,212.12	$12,878,787.88	$25,000,000.00
FIFTH THIRD BANK	$12,121,212.12	$12,878,787.88	$25,000,000.00
SOVEREIGN BANK, N.A.	$12,121,212.12	$12,878,787.88	$25,000,000.00
U.S. BANK NATIONAL ASSOCIATION	$12,121,212.12	$12,878,787.88	$25,000,000.00
WELLS FARGO BANK, NATIONAL ASSOCIATION	$12,121,212.12	$12,878,787.88	$25,000,000.00
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND	$12,121,212.12	$12,878,787.88	$25,000,000.00
CITIBANK, N.A.	$25,000,000.00	—	$25,000,000.00
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	$12,121,212.12	$12,878,787.88	$25,000,000.00
BARCLAYS BANK PLC	$12,121,212.12	$12,878,787.88	$25,000,000.00
GOLDMAN SACHS BANK USA	$12,121,212.12	$12,878,787.88	$25,000,000.00

TOTAL	$425,000,000	$425,000,000	$850,000,000

SCHEDULE 3.06(a)

LITIGATION

None.

SCHEDULE 3.06(b)

ENVIRONMENTAL MATTERS

None.

SCHEDULE 3.13

SUBSIDIARIES AND INVESTMENTS

Part A

Subsidiaries of the Borrower (other than Immaterial Subsidiaries)

A. Wholly-Owned Subsidiaries

	Entity Name	Jurisdiction of Incorporation/Formation

1.	1521787 Ontario Inc.	Ontario

2.	Arrow Internacional de Chihuahua, S.A. de C.V.	Mexico

3.	Arrow Internacional de Mexico S.A. de C.V.	Mexico

4.	Arrow International CR, A.S.	Czech Republic

5.	Arrow International Investment Corp.	Delaware

6.	Arrow International, Inc.	Pennsylvania

7.	Arrow Interventional, Inc.	Delaware

8.	Arrow Medical Holdings B.V.	Netherlands

9.	Distribuidora Arrow, S.A. de C.V.	Mexico

10.	Hotspur Technologies, Inc.	Delaware

11.	ICOR AB	Sweden

12.	Inmed Manufacturing Sdn. Bhd.	Malaysia

13.	Intavent Direct Ltd	UK

14.	Laboratories Pharmaceutiques Rusch France SARL	France

15.	LMA Deutschland GmbH	Germany

16.	LMA International Services UK Limited	UK

17.	LMA Medical Innovations Limited	Seychelles

18.	LMA North America, Inc.	Nevada

19.	LMA NZ Limited	New Zealand

20.	LMA PacMed Pty Ltd	Australia

21.	LMA Urology B.V.	Netherlands

	Entity Name	Jurisdiction of Incorporation/Formation

22.	LMA Urology Limited	Seychelles

23.	LMA Urology Suisse SA	Switzerland

24.	Mal Tool & Engineering Limited	UK

25.	Medical Innovation B.V.	Netherlands

26.	Medical Service GmbH	Germany

27.	Osprey Insurance Company	Arizona

28.	Rusch Asia Pacific Sdn. Berhad	Malaysia

29.	Rusch Austria GmbH	Austria

30.	Rusch Uruguay Ltda.	Uruguay

31.	Rusch-Pilling Limited	Canada

32.	Saving Lives Limited	Seychelles

33.	Semprus BioSciences Corp.	Delaware

34.	Simal SA	Belgium

35.	Sometec Holdings, S.A.S.	France

36.	Technology Holding Company III	Delaware

37.	Teleflex Holding Company	Canada

38.	Teleflex Holding Netherlands B.V.	Netherlands

39.	Teleflex Holding Singapore Pte. Ltd.	Singapore

40.	Teleflex Korea Ltd.	South Korea

41.	Teleflex Life Sciences Limited	Ireland

42.	Teleflex Lux Holding S.a.r.l.	Luxembourg

43.	Teleflex Medical Asia Pte Ltd.	Singapore

44.	Teleflex Medical Brasil Servicos e Comercio de Produtos Medicos Ltda.	Brazil

45.	Teleflex Medical BV	Netherlands

46.	Teleflex Medical BVBA	Belgium

	Entity Name	Jurisdiction of Incorporation/Formation

47.	Teleflex Medical (Canada) Ltd	Canada

48.	Teleflex Medical EDC BVBA	Belgium

49.	Teleflex Medical Europe Limited	Ireland

50.	Teleflex Medical GmbH	Germany

51.	Teleflex Medical GmbH	Switzerland

52.	Teleflex Medical Hellas s.a.	Greece

53.	Teleflex Medical Incorporated	California

54.	Teleflex Medical Japan, Ltd.	Japan

55.	Teleflex Medical L.P.	Canada

56.	Teleflex Medical Private Limited	India

57.	Teleflex Medical SAS	France

58.	Teleflex Medical, S.A.	Spain

59.	Teleflex Medical Sdn. Bhd.	Malaysia

60.	Teleflex Medical s.r.l.	Italy

61.	Teleflex Medical, s.r.o.	Czech Republic

62.	Teleflex Medical Trading (Shanghai) Company Ltd.	China

63.	Teleflex Medical Tuttlingen GmbH	Germany

64.	Teleflex Swiss Holding GmbH	Switzerland

65.	TFX Automotive LTD	UK

66.	TFX Aviation Inc.	California

67.	TFX Beteiligungsverwaltungs GmbH	Germany

68.	TFX Engineering Ltd.	Bermuda

69.	TFX Equities Incorporated	Delaware

70.	TFX Group Limited	UK

71.	TFX Grundstücks- und Beteiligungsverwaltungs GmbH & Co. KG	Germany

	Entity Name	Jurisdiction of Incorporation/Formation

72.	TFX Holding LP	Canada

73.	TFX Holding GmbH	Germany

74.	TFX International Corporation	Delaware

75.	TFX International SAS	France

76.	TFX North America Inc.	Delaware

77.	TFX Scandinavia AB	Sweden

78.	The Laryngeal Mask Company Limited	Cyprus

79.	The Laryngeal Mask Company Limited	Seychelles

80.	The Laryngeal Mask Company (Malaysia) Sdn. Bhd.	Malaysia

81.	The Laryngeal Mask Company (Singapore) Pte. Ltd.	Singapore

82.	The Laryngeal Mask Company Limited	Seychelles

83.	The Laryngeal Mask Company (Malaysia) Sdn. Bhd.	Malaysia

84.	The Laryngeal Mask Company (Singapore) Pte. Ltd.	Singapore

85.	The Laryngeal Mask Company Limited	Seychelles

86.	VasoNova, Inc.	Delaware

87.	WIRUTEC Rusch Medical Vertriebs GmbH	Germany

88.	Wolfe-Tory Medical, Inc.	Utah

B. Non-Wholly Owned Subsidiaries

	Entity Name	Jurisdiction of Incorporation/Formation	% Ownership

1.	Leading India Sutures Private Limited	India	48% Common
			100% Preferred

2.	Sermatech Private Limited	India	64%

3.	Telair Wendy Road LLC	Delaware	N/A

4.	Teleflex Funding Corporation	Delaware	40% Class A
			99.94% Class B

5.	Teleflex Medical Private Limited	India	74%

Part B

Investments

A. Investments in Third Parties/Joint Ventures.

	Nature of Investment	Investor	Third Party/Joint Venture

1.	Equity	Willy Rusch GmbH	Rusch Wirutec

2.	Equity/Debt	TFX Equities Incorporated	Rusch Truphatek

3.	Equity	Teleflex Incorporated	New Spring Growth Capital II

4.	Equity	Arrow International de Mexico SA de CV	Promotora de Hospitales Mexicanos SA de CV

5.	Equity	Teleflex Medical, S.A.	G.S.A. Gallega

6.	Equity	Teleflex Medical, S.A.	G.S.A. Norte

7.	Equity	Willy Rusch GmbH	Mediglobe

8.	Equity	TFX Equities Incorporated	A:\Scribe

9.	Equity	TFX Equities Incorporated	Stock TSC

10.	Equity	TFX Equities Incorporated	Technology Development Corporation

11.	Equity	TFX Equities Incorporated	Link Communications

12.	Equity	TFX Equities Incorporated	Microlog

B. Teleflex Foreign Currency Forward (Whole USD) Contracts.

	Entity	Expiration Date	Original Sells	Currency

1.	Bank of Nova Scotia	15-Jul-2013	598,479	CAD

2.	Bank of Nova Scotia	15-Jul-2013	1,194,009	CAD

3.	Bank of Nova Scotia	15-Aug-2013	598,916	CAD

4.	Bank of Nova Scotia	15-Aug-2013	1,194,708	CAD

5.	Bank of Nova Scotia	16-Sep-2013	1,195,640	CAD

6.	Bank of Nova Scotia	16-Sep-2013	599,324	CAD

	Entity	Expiration Date	Original Sells	Currency

7.	Bank of Nova Scotia	15-Oct-2013	1,198,436	CAD

8.	Bank of Nova Scotia	15-Oct-2013	598,741	CAD

9.	Bank of Nova Scotia	15-Nov-2013	1,199,251	CAD

10.	Bank of Nova Scotia	15-Nov-2013	599,207	CAD

11.	Bank of Nova Scotia	16-Dec-2013	1,200,067	CAD

12.	Bank of Nova Scotia	16-Dec-2013	599,616	CAD

13.	Citizens Bank	15-Jul-2013	751,209	EUR

14.	Citizens Bank	15-Jul-2013	1,509,861	EUR

15.	Citizens Bank	15-Aug-2013	658,342	EUR

16.	Citizens Bank	15-Aug-2013	1,323,203	EUR

17.	Citizens Bank	16-Sep-2013	665,236	EUR

18.	Citizens Bank	16-Sep-2013	1,337,020	EUR

19.	Citizens Bank	15-Oct-2013	734,986	EUR

20.	Citizens Bank	15-Oct-2013	1,462,724	EUR

21.	Citizens Bank	15-Nov-2013	1,293,762	EUR

22.	Citizens Bank	15-Nov-2013	650,084	EUR

23.	Citizens Bank	16-Dec-2013	582,539	EUR

24.	Citizens Bank	16-Dec-2013	1,159,346	EUR

25.	Bank of America	15-Jul-2013	845,679	EUR

26.	Bank of America	15-Aug-2013	1,070,742	EUR

27.	Bank of America	17-Sep-2013	756,797	EUR

28.	Bank of America	16-Oct-2013	1,532,605	EUR

	Entity	Expiration Date	Original Sells	Currency

29.	Bank of America	15-Nov-2013	1,972,926	EUR

30.	Bank of America	16-Dec-2013	1,711,187	EUR

31.	JP Morgan	15-Jul-2013	1,685,200	EUR

32.	JP Morgan	15-Aug-2013	2,133,438	EUR

33.	JP Morgan	16-Sep-2013	1,507,598	EUR

34.	JP Morgan	15-Oct-2013	763,433	EUR

35.	JP Morgan	15-Nov-2013	982,634	EUR

36.	JP Morgan	16-Dec-2013	851,904	EUR

37.	PNC Bank	15-Jul-2013	174,000	GBP

38.	PNC Bank	15-Jul-2013	346,000	GBP

39.	PNC Bank	15-Aug-2013	345,000	GBP

40.	PNC Bank	15-Aug-2013	173,000	GBP

41.	PNC Bank	16-Sep-2013	197,000	GBP

42.	PNC Bank	16-Sep-2013	393,000	GBP

43.	PNC Bank	15-Oct-2013	171,000	GBP

44.	PNC Bank	15-Oct-2013	341,000	GBP

45.	PNC Bank	15-Nov-2013	167,000	GBP

46.	PNC Bank	15-Nov-2013	333,000	GBP

47.	PNC Bank	16-Dec-2013	377,000	GBP

48.	PNC Bank	16-Dec-2013	189,000	GBP

49.	Sumitomo Mitsui Banking Corp	15-Jul-2013	905,757	USD

50.	Sumitomo Mitsui Banking Corp	15-Jul-2013	1,800,995	USD

	Entity	Expiration Date	Original Sells	Currency

51.	Sumitomo Mitsui Banking Corp	15-Aug-2013	930,613	USD

52.	Sumitomo Mitsui Banking Corp	15-Aug-2013	1,850,441	USD

53.	Sumitomo Mitsui Banking Corp	17-Sep-2013	1,601,773	USD

54.	Sumitomo Mitsui Banking Corp	17-Sep-2013	805,494	USD

55.	Sumitomo Mitsui Banking Corp	15-Oct-2013	1,791,208	USD

56.	Sumitomo Mitsui Banking Corp	15-Oct-2013	890,435	USD

57.	Sumitomo Mitsui Banking Corp	15-Nov-2013	911,088	USD

58.	Sumitomo Mitsui Banking Corp	15-Nov-2013	1,832,568	USD

59.	Sumitomo Mitsui Banking Corp	16-Dec-2013	1,594,803	USD

60.	Sumitomo Mitsui Banking Corp	16-Dec-2013	792,897	USD

61.	Deutsche Bank	15-Jul-2013	1,875,000	ZAR

62.	Deutsche Bank	15-Jul-2013	3,750,000	ZAR

63.	Deutsche Bank	15-Aug-2013	3,750,000	ZAR

64.	Deutsche Bank	15-Aug-2013	1,875,000	ZAR

65.	Deutsche Bank	16-Sep-2013	1,875,000	ZAR

66.	Deutsche Bank	16-Sep-2013	3,750,000	ZAR

67.	Deutsche Bank	15-Oct-2013	1,875,000	ZAR

68.	Deutsche Bank	15-Oct-2013	3,750,000	ZAR

69.	Deutsche Bank	15-Nov-2013	3,750,000	ZAR

	Entity	Expiration Date	Original Sells	Currency

70.	Deutsche Bank	15-Nov-2013	1,875,000	ZAR

71.	Deutsche Bank	17-Dec-2013	3,750,000	ZAR

72.	Deutsche Bank	17-Dec-2013	1,875,000	ZAR

SCHEDULE 6.01

EXISTING INDEBTEDNESS

A. Intercompany Loans

	Lender	Borrower	Outstanding Balance USD (000s)

1.	Airfoil Technologies International-Ohio, Inc.	Teleflex Incorporated	$3,211

2.	Arrow International Inc.	Teleflex Incorporated	$109,024

3.	Arrow International Investment Corp.	Teleflex Incorporated	$621,328

4.	LMA North America, Inc.	Teleflex Incorporated	$17,036

5.	Osprey Insurance Company	Teleflex Incorporated	$3,602

6.	Osprey Insurance Company	TFX Equities Incorporated	$800

7.	Sometec Holdings, S.A.S.	Teleflex Incorporated	$411

8.	Technology Holding Company III	Teleflex Incorporated	$302,900

9.	Teleflex Funding Corporation	Arrow International Inc.	$18,660

10.	Teleflex Funding Corporation	Teleflex Medical Incorporated	$69,826

11.	Teleflex Holding Netherlands BV	Teleflex Medical (Proprietary) Limited	$2,349

12.	Teleflex Holding Netherlands BV	Teleflex Medical Europe Limited	$11,074

13.	Teleflex Holding Netherlands BV	Teleflex Medical Japan, Ltd.	$5,126

14.	Teleflex Incorporated	1902 Federal Road LLC	$1,879

15.	Teleflex Incorporated	Arrow Interventional Inc.	$35,109

16.	Teleflex Incorporated	Hotspur Technologies, Inc.	$8,703

17.	Teleflex Incorporated	Productos Aereos, S.A. de C.V.	$1,575

18.	Teleflex Incorporated	Rusch Uruguay Ltda.	$353

19.	Teleflex Incorporated	Semprus BioSciences Corp.	$17,151

20.	Teleflex Incorporated	Technology Holding Company II	$3,737

21.	Teleflex Incorporated	Teleflex Funding Corporation	$13,388

	Lender	Borrower	Outstanding Balance USD (000s)

22.	Teleflex Incorporated	Teleflex Lux Holding S.a.r.l.	$137

23.	Teleflex Incorporated	Teleflex Medical Incorporated	$321,581

24.	Teleflex Incorporated	Teleflex Medical Trading (Shanghai) Company Ltd.	$496

25.	Teleflex Incorporated	VasoNova, Inc.	$20,268

26.	Teleflex Medical Asia Pty	Teleflex Medical Japan, Ltd.	$4,069

27.	Teleflex Medical Europe Limited	Teleflex Medical Japan, Ltd.	$2,440

28.	Teleflex Medical Europe Limited	Teleflex Medical S.R.O.	$409

29.	Teleflex Medical Incorporated	Eon Surgical	$182

30.	Teleflex Medical Incorporated	Hotspur Technologies, Inc.	$322

31.	Teleflex Medical Incorporated	Teleflex Life Sciences Limited	$900

32.	Teleflex Medical Incorporated	TFX Equities Incorporated	$8,774

33.	TFX Aviation Inc.	Productos Aereos, S.A. de C.V.	$108

34.	TFX Aviation Inc.	Teleflex Incorporated	$81,701

35.	TFX Equities Incorporated	Teleflex Incorporated	$1,333,087

36.	TFX Equities Incorporated	TFX Beteiligungsverwaltungs GmbH	$16

37.	TFX Equities Incorporated	TFX Medical Wire Products, Inc.	$1,746

38.	TFX International Corporation	Teleflex Incorporated	$845,818

39.	TFX International Corporation	Teleflex Medical Incorporated	$260,349

40.	TFX International Corporation	TFX Aviation Inc.	$10,251

41.	TFX International Corporation	TFX Equities Incorporated	$62,511

42.	TFX International Corporation	TFX Medical Wire Products	$454

43.	TFX International SA	Teleflex Holding Netherlands BV	$32,876

44.	TFX Medical Wire Products, Inc.	Teleflex Incorporated	$22,089

45.	TFX North America Inc.	Teleflex Holding Company (Canada)	$91,225

46.	TFX North America Inc.	Teleflex Incorporated	$133,903

47.	Wolfe-Tory Medical, Inc.	Teleflex Incorporated	$1,710

B. Third Party Indebtedness

	Borrower	Description of Notes/Facility	Lender/ Counterparty	Balance Outstanding (USD 000’s)	Facility Amount (USD 000’s)

1.	Teleflex Incorporated	3.875% Convertible Senior Subordinated Notes due 2017	Publicly Held	$400,000	$400,000

2.	Teleflex Incorporated	6.875% Senior Subordinated Notes due 2019	Publicly Held	$250,000	$250,000

3.	Teleflex Incorporated	Letter of Credit Facility	Intesa SanPaolo Spa	$7,200	$15,000

4.	Teleflex Incorporated	Overdraft Facility	Wells Fargo Bank, N.A.	$0	$25,000

5.	TFX Holding GmbH	Line of Credit Facility	Commerzbank	$1,549	$32,260

6.	TFX Group Ltd	BACS Settlement Line	Royal Bank of Scotland	$528	$10,125

7.	Teleflex Medical srl	Guarantee Facility	Unicredit Bank	$1,787	$25,808

8.	Teleflex Medical srl	Guarantee Facility	Banca Intesa	$1,765	$3,226

9.	Teleflex Funding Corporation	Securitization	Market Street Funding	$4,700	$50,000

10.	Teleflex Medical Sdn Bhd	Letter of credit Facility	HSBC	$282	$1,000

11.	Teleflex Medical Europe Ltd.	Overdraft Facility	Bank of Ireland	$1	$262

12.	Teleflex Medical Hellas	Guarantee Facility	Piraeus Bank	$1,338	$2,625

C. Guarantees

	Primary Obligor	Obligation	Balance Outstanding (USD 000’s)	Guarantee Amount (USD 000’s)	Guarantor

1.	Pilling Weck (Canada) LP	Demand Loan	$0	$16,898	Teleflex Incorporated

2.	TFX Holding GmbH	Line of Credit Facility	$1,549	$32,260	Teleflex Incorporated

3.	TFX Group Ltd	Overdraft Facility	$528	$10,125	Teleflex Incorporated with a cross guarantee from TFX Group Ltd

4.	Teleflex Medical srl	Guarantee Facility	$1,787	$25,808	Teleflex Incorporated

5.	Teleflex Medical srl	Guarantee Facility	$1,765	$3,226	Teleflex Incorporated

6.	Teleflex Medical Hellas	Guarantee Facility	$254	$379	Arrow Medical Holdings BV

7.	Teleflex Incorporated	6.875% Senior Subordinated Notes due 2019	$250,000	$250,000	Various domestic subsidiaries of Teleflex Incorporated

8.	Various subsidiaries	Leases	N/A	See Note (1) below	Teleflex Incorporated

(1)	Teleflex Incorporated guarantees certain lease obligations of its Subsidiaries. As of December 31, 2012, the aggregate lease obligations of Teleflex Incorporated and its Subsidiaries were approximately $109 million.

D. Letters of Credit

	Amount (USD)	Bank	Expiration Date

1.	$124,290	Bank of Ireland	Various

2.	$7,000,000	Intesa Sanpaolo Spa	10/15/2013

3.	$174,650	Intesa Sanpaolo Spa	1/1/2014

4.	$1,549,100	Commerzbank	Various

5.	$109,900	Handesbanken	12/31/2014

6.	$309,400	HSBC Bank Malaysia	Various

7.	$11,700	State Bank of Travancore	Various

8.	$94,200	Bank of Ireland	Various

9.	$99,000	Royal Bank of Canada	n/a

10.	$87,000	HSBC Bank plc	n/a

11.	$452,640	Royal Bank of Scotland	n/a

12.	$1,498,400	Pireaus Bank	Various

13.	$1,101,100	JP Morgan Chase	10/31/2014

E. Bonds

	Beneficiary	Amount (USD 000’s)	Carrier

1.	Commonwealth of PA	$25	Western Surety

2.	US Customs and Border Protection	$200	Washington International Insurance Co.

3.	US Customs and Border Protection	$50	Washington International Insurance Co.

4.	Florida Department of Health	$100	Travelers Casualty and Surety Company of America

5.	State of Florida, Dept of Bus. and Professional Regulation	$100	Travelers Casualty and Surety Company of America

6.	State of Connecticut, Dept. of Environmental Protection	$20	Travelers Casualty and Surety Company of America

7.	Wisconsin Dept. of Regulation & Licensing	$5	Travelers Casualty and Surety Company of America

8.	California State Board of Pharmacy	$100	Marsh Insurance Company

SCHEDULE 6.02

EXISTING LIENS

	Company/ Subsidiary	Counterparty	Collateral

1.	Teleflex Funding Corporation, Teleflex Medical Incorporated, TFX Medical Wire Products, Inc. and Arrow International, Inc.	Market Street Funding	Interests in purchase A/R

2.	TFX Holding Gmbh	Commerzbank	Bank deposits

3.	Arrow International, Inc.	Makino, Inc.	Certain specific equipment as described on the UCC-1 # 2012040306471 filed with the Secretary of State of the Commonwealth of Pennsylvania on April 3, 2012.

4.	Teleflex Medical Incorporated (f/k/a Hudson Respiratory Care Inc.)	NMHG Financial Services, Inc.	Certain leased equipment as described on the UCC-1 # 05-7022959130 filed with the Secretary of State of the State of California on April 14, 2005.

5.	Teleflex Medical Incorporated	Raymond Leasing Corporation	Various machinery and equipment as described on the UCC-1 # 08-7181673607 filed with the Secretary of State of the State of California on December 15, 2008.

6.	Teleflex Medical Incorporated	Raymond Leasing Corporation	Various machinery and equipment as described on the UCC-1 # 09-7185834772 filed with the Secretary of State of the State of California on January 27, 2009.

7.	Teleflex Medical Incorporated	Raymond Leasing Corporation	Various machinery and equipment as described on the UCC-1 # 09-7210430864 filed with the Secretary of State of the State of California on October 6, 2009.

8.	Teleflex Medical Incorporated	Raymond Leasing Corporation	Various machinery and equipment as described on the UCC-1 # 09-7210454224 filed with the Secretary of State of the State of California on October 6, 2009.

9.	Teleflex Medical Incorporated	Raymond Leasing Corporation	Certain specific equipment as described on the UCC-1 # 09-7213525741 filed with the Secretary of State of the State of California on November 5, 2009.

10.	Teleflex Medical Incorporated	Raymond Leasing Corporation	Various machinery and equipment as described on the UCC-1 # 10-7219304582 filed with the Secretary of State of the State of California on January 8, 2010.

	Company/ Subsidiary	Counterparty	Collateral

11.	Teleflex Medical Incorporated	Raymond Leasing Corporation	Various machinery and equipment as described on the UCC-1 # 10-7250794944 filed with the Secretary of State of the State of California on November 5, 2010.

12.	Teleflex Medical Incorporated	Raymond Leasing Corporation	Various machinery and equipment as described on the UCC-1 # 10-7250797351 filed with the Secretary of State of the State of California on November 5, 2010.

13.	Teleflex Medical Incorporated	Raymond Leasing Corporation	Various machinery and equipment as described on the UCC-1 # 11-7256488850 filed with the Secretary of State of the State of California on January 4, 2011.

14.	Teleflex Medical Incorporated	Raymond Leasing Corporation	Certain leased equipment as described on the UCC-1 # 13-7343740810 filed with the Secretary of State of the State of California on January 7, 2013.

15.	Teleflex Medical Incorporated	Wells Fargo Bank, N.A.	Various equipments as described on the UCC-1 # 13-7344046204 filed with the Secretary of State of the State of California on January 8, 2013.

16.	Semprus Biosciences Corp.	Thermo Fisher Financial Services, Inc.	Certain specific equipment as described on the UCC-1 # 2011 3001693 filed with the Secretary of State of the State of Delaware on August 3, 2011.

17.	Teleflex Incorporated	Air Liquide Industrial US LP	Certain vertical vessel as described on the UCC-1 # 5198150 6 filed with the Secretary of State of the State of Delaware on June 28, 2005.

18.	Teleflex Incorporated	Fidelity National Capital, Inc.	Certain leased equipment as described on the UCC-1 # 2009 0584141 filed with the Secretary of State of the State of Delaware on February 23, 2009.

19.	Teleflex Incorporated	Wells Fargo Financial Leasing, Inc.	Certain specific equipment as described on the UCC-1 # 2011 2441569 filed with the Secretary of State of the State of Delaware on June 24, 2011.

20.	Teleflex Incorporated	SG Equipment Finance USA Corp.	Various equipments as described on the UCC-1 # 2012 4358398 filed with the Secretary of State of the State of Delaware on November 12, 2012.

SCHEDULE 6.08

EXISTING RESTRICTIVE AGREEMENTS

1.	The non-wholly owned Subsidiaries set forth on Schedule 3.13 are subject to certain restrictions regarding the payment of dividends and other distributions which would require the consent of the other equity holders of such Subsidiaries.

2.	Teleflex Funding Corporation is subject to dividend and lien restrictions pursuant to the Amended and Restated Receivables Purchase Agreement dated as of October 19, 2001.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Teleflex Incorporated

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of July 16, 2013 among Teleflex Incorporated, the Guarantors parties thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date:                      , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
Administrative Agent and Issuing Lender and Swingline Lender

By
Title:

[Consented to:][4]

TELEFLEX INCORPORATED

By
Title:

[2]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Dollar Revolving Credit Sub-Commitment” or “Multicurrency Revolving Credit Sub-Commitment”).

[3]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT (this “Agreement”) dated as of July 16, 2013, between TELEFLEX INCORPORATED (the “Company”), each of the Subsidiaries of the Company listed on the signature pages hereto and each other entity that becomes a party hereto pursuant to Section 5.14 (each such Subsidiary and other entity, a “Subsidiary Loan Party” and, together with the Company, the “Loan Parties”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties.

WHEREAS, the Loan Parties, the lenders party thereto from time to time, the Administrative Agent, and Bank of America, N.A. as syndication agent are parties to the Credit Agreement, dated as of July 16, 2013 (the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by such lenders to the Company.

WHEREAS, the obligations of the Lenders to extend credit to the Company under the Credit Agreement are conditioned upon, among other things, the execution and delivery of this Agreement.

ACCORDINGLY, in consideration of the premises and the agreements, provisions and covenants herein contained, each Loan Party and the Administrative Agent agree as follows:

SECTION 1. Definitions, Etc.

SECTION 1.01 Terms Generally; UCC Terms. Terms used herein and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. The terms “general intangible”, “investment property” and “proceeds”, along with all other terms defined in the New York UCC (as defined below) and not otherwise defined herein have the respective meanings set forth in Article 9 of the New York UCC.

SECTION 1.02 Other Defined Terms. In addition, as used herein:

“Agreement” has the meaning assigned to such term in the preamble of this Agreement.

“Collateral” has the meaning assigned to such term in Section 3.

“Company” has the meaning assigned to such term in the preamble of this Agreement.

“Equity Interests” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited), membership interests or other equivalents (however designated), and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Issuer” means an issuer of the Pledged Equity Interests.

“Loan Party” has the meaning assigned to such term in the preamble of this Agreement.

“New York UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.

“Subsidiary Loan Party” has the meaning assigned to such term in the preamble of this Agreement.

SECTION 11.02. SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, waived or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Annexes shall be construed to refer to Sections of, and Exhibits and Annexes to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. Representations and Warranties. Each Loan Party represents and warrants to the Administrative Agent for the benefit of the Secured Parties that:

SECTION 2.01 Title, Authorization, Validity and Enforceability. Such Loan Party is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than Liens permitted under Sections 6.02(a) through (f) of the Credit Agreement and the security interest created or provided for herein, which security interest constitutes a valid first and prior perfected Lien on the Collateral. Such Loan Party has the full corporate, limited liability company or partnership, as applicable, power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto. This Agreement has been duly executed and delivered by such Loan Party that and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 2.02 No Contravention. Neither the execution, delivery and performance by such Loan Party of this Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will (a) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens, (b) violate any material applicable law or regulation or the charter, by-laws or other organizational documents of such Loan Party or any material order of any Governmental Authority, (c) except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, violate or result in a default under any indenture, agreement or other instrument binding upon such Loan Party or assets, or give rise to a right thereunder to require any payment to be made by such Loan Party, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of such Loan Party.

SECTION 2.03 Pledged Equity Interests. As of the date hereof, Annex 1 correctly sets forth the name and jurisdiction of each Issuer of, and the ownership interest (including class of Equity Interests (if applicable), certificate number (if applicable), number of shares or units and percentage owned) of each Loan Party in, the Pledged Equity Interests. As of the date hereof, the Pledged Equity Interests with respect to each Loan Party constitute 100% of the issued and outstanding Equity Interests of each Subsidiary of the Company directly owned by such Loan Party on the date hereof, or, in the case of voting Equity Interests of any Foreign Subsidiary directly owned by such Loan Party on the date hereof, 65% of the issued and outstanding voting Equity Interests of such Subsidiary. As of the date hereof, each Loan Party hereby represents and warrants that none of the limited liability company interests or limited partnership interests of any Subsidiary in which a security interest is granted by such Loan Party hereunder are or represent interests in Issuers that (a) are registered investments companies, (b) are dealt in or traded on securities exchanges or markets or (c) are issued by an Issuer that has opted to have them treated as securities under the Uniform Commercial Code of any jurisdiction.

The Pledged Equity Interests listed on Annex 1 are, and all other Pledged Equity Interests in which such Loan Party shall hereafter grant a security interest pursuant to Section 3 will be, (i) duly authorized, validly existing, fully paid and non-assessable (in the case of any shares issued by a corporation) and (ii) duly issued and outstanding (in the case of any equity interest in any other entity), and none of such Pledged Equity Interests are or will be subject to any contractual restriction, or any restriction under the charter, by-laws, or other organizational instrument of the respective Issuer, of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder (except for any such restriction contained herein or in the Credit Agreement).

SECTION 3. Collateral. As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, each Loan Party hereby pledges, grants and collaterally assigns to the Administrative Agent for the benefit of the Secured Parties a security interest in all of such Loan Party’s right, title and interest in, to and under the following property, in each case whether now owned by such Loan Party or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section being collectively referred to herein as “Collateral”):

(a) all Equity Interests in each Subsidiary directly owned by such Loan Party as of the Effective Date (including the Pledged Equity Interests listed on Annex 1) and any other Equity Interests in any Subsidiary directly owned in the future by such Loan Party, together in each case with (i) all certificates representing such Equity Interests, (ii) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of such Equity Interests, or resulting from a split-up, revision, reclassification or other like change thereof or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, such Equity Interests, and (iii) without prejudice to any provision of any of the Credit Agreement prohibiting any merger or consolidation by the Company or any of its Subsidiaries, all Equity Interests of any successor entity of any such merger or consolidation (collectively, the “Pledged Equity Interests”); and

(b) all proceeds of any of the foregoing;

provided that the Collateral shall not include (A) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary and (B) Equity Interests of any Subsidiary to the extent not otherwise required to be pledged pursuant to the terms of Section 5.09 of the Credit Agreement.

SECTION 4. Further Assurances; Remedies. In furtherance of the grant of the security interest pursuant to Section 3, each Loan Party hereby agrees with the Administrative Agent for the benefit of the Secured Parties as follows:

SECTION 4.01 Percentage Pledged Equity Interests. Each Loan Party will cause the Pledged Equity Interests constituting part of the Collateral to constitute at all times 100% of the total number of Equity Interests of each Issuer then outstanding directly owned by such Loan Party, provided that in no event shall more than 65% of the total issued and outstanding voting Equity Interests of any Foreign Subsidiary be required to be pledged hereunder.

SECTION 4.02 Delivery and Other Perfection. Each Loan Party shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers as may be necessary or desirable in the judgment of the Administrative Agent to create, preserve, perfect, maintain the perfection or priority of or validate the security interest granted pursuant hereto or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such security interest, and without limiting the foregoing, shall:

(a) for any of the Pledged Equity Interests constituting part of the Collateral, forthwith (i) deliver to the Administrative Agent the certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request, all of which thereafter shall be held by the Administrative Agent, pursuant to the terms of this Agreement, as part of the Collateral and (ii) take such other action as the Administrative Agent may reasonably deem necessary or appropriate to duly record or otherwise perfect the security interest created hereunder in such Collateral (and each Loan Party agrees that the Administrative Agent may from time to time attach as Annex 1 hereto an updated list of the Pledged Equity Interests reflecting the addition of such Pledged Equity Interests);

(b) promptly from time to time enter into such control agreements, each in form and substance reasonably acceptable to the Administrative Agent, as may be required to perfect the security interest created hereby in the Pledged Equity Interests, and will promptly furnish to the Administrative Agent executed copies thereof;

(c) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Administrative Agent may reasonably require in order to reflect the security interests granted by this Agreement; and

(d) permit representatives of the Administrative Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and (if an Event of Default shall have occurred and be continuing) permit representatives of the Administrative Agent to be present at such Loan Party’s place of business to receive copies of communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Loan Party with respect to the Collateral, all in such manner as the Administrative Agent may require.

SECTION 4.03 Financing Statements; Control. Each Loan Party authorizes the Administrative Agent to file Uniform Commercial Code financing statements describing the Collateral as set forth in Section 3 (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 3). Except as otherwise permitted under the Credit Agreement, no Loan Party shall (a) cause or permit any Person other than the Administrative Agent to have “control” (as defined in Section 9-106 of the New York UCC) over any part of the Collateral, (b) without at least 30 days’ prior written notice to the Administrative Agent, agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a general intangible to investment property) or (c) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Secured Parties.

SECTION 4.04 Preservation of Rights. The Administrative Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

SECTION 4.05 Voting Rights; Dividends.

(a) Voting Rights. So long as no Event of Default shall have occurred and be continuing, each Loan Party shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Equity Interests for any purpose permitted by the terms of this Agreement and the Credit Agreement; provided that no such vote shall be cast or such power exercised, and no consent, waiver or ratification shall be given by such Loan Party, if in any such case the effect thereof would be to materially impair any of the Pledged Equity Interests or would be in violation of any of the provisions of this Agreement or the Credit Agreement. If an Event of Default shall have occurred and be continuing, whether or not the Secured Parties or any of them exercise any available right to declare any Obligations due and payable or seek or pursue any other relief or remedy available to them under applicable law or under this Agreement, the Credit Agreement or any other agreement relating to such Obligation, the Administrative Agent or its nominee, without notice, shall have the right to exercise, or refrain from exercising, any and all voting, consensual and other powers of ownership pertaining to the Pledged Equity Interests.

(b) Dividends, Etc. Unless and until an Event of Default shall have occurred and be continuing, each Loan Party shall be entitled to receive and retain any dividends, distributions or proceeds in respect of the Pledged Equity Interests. If an Event of Default shall have occurred and be continuing, whether or not the Secured Parties or any of them exercise any available right to declare any Obligations due and payable or seek or pursue any other relief or remedy available to them under applicable law or under this Agreement, the Credit Agreement or any other agreement relating to such Obligation, upon request of the Administrative Agent, all dividends and distributions on the Pledged Equity Interests shall be paid directly to the Administrative Agent and retained by it as part of the Collateral, subject to the terms of this Agreement, and, if the Administrative Agent shall so request in writing, each Loan Party agrees to execute and deliver to the Administrative Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Administrative Agent shall, upon request of such Loan Party (except to the extent theretofore applied to the Obligations), be returned by the Administrative Agent to such Loan Party.

SECTION 4.06 Remedies.

(a) Rights and Remedies Generally upon Default. If an Event of Default shall have occurred and is continuing, the Administrative Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the New York UCC (whether or not the New York UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and each Loan Party agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing if an Event of Default shall have occurred and be continuing:

(i) the Administrative Agent in its discretion may, in its name or in the name of such Loan Party or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(ii) the Administrative Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(iii) the Administrative Agent may require such Loan Party to assemble the Collateral at such place or places, reasonably convenient to the Administrative Agent and such Loan Party, as the Administrative Agent may direct;

(iv) the Administrative Agent may apply any money or other property therein to payment of the Obligations;

(v) the Administrative Agent may require such Loan Party to cause the Pledged Equity Interests to be transferred of record into the name of the Administrative Agent or its nominee (and the Administrative Agent agrees that if any of such Pledged Equity Interests is transferred into its name or the name of its nominee, the Administrative Agent will thereafter promptly give to such Loan Party copies of any notices and communications received by it with respect to the Pledged Equity Interests); and

(vi) the Administrative Agent may sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Administrative Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of such Loan Party, any such demand, notice and right or equity being hereby expressly waived and released. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

Each Loan Party agrees that to the extent the Administrative Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten days’ notice shall be deemed to constitute reasonable prior notice.

None of the Secured Parties shall incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to this Section conducted in a commercially reasonable manner. Each Loan Party hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

Each Loan Party agrees that a breach of the covenants and agreements contained in this Agreement will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, agrees that such covenants and agreements shall be specifically enforceable against each Loan Party by the Administrative Agent, for the benefit of the Secured Parties, and each Loan Party hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

(b) Certain Securities Act Limitations. Each Loan Party recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Loan Party acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the relevant Issuer to register it for public sale.

SECTION 4.07 Application of Proceeds. The proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto shall be applied by the Administrative Agent as set forth in Section 2.18 of the Credit Agreement.

SECTION 4.08 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to this Agreement are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations, each Loan Party shall remain liable for any deficiency in respect of the Obligations.

SECTION 4.09 Further Assurances. Each Loan Party agrees that, from time to time upon the written request of the Administrative Agent, such Loan Party will execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order fully to effect the purposes of this Agreement.

SECTION 4.10 Marshalling. Neither the Administrative Agent nor any Secured Party shall be required to marshal any present or future security for (including but not limited to this Agreement and the Collateral), or other assurances of payment of, the Obligations or any of them, or to resort to such security or other assurances of payment in any particular order. All of the Administrative Agent’s rights hereunder and of the Secured Parties in respect of such security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 4.11 Transfers by Loan Parties. Without the prior written consent of the Administrative Agent, no Loan Party will sell, assign, transfer or otherwise dispose of, grant any option with respect to, or pledge or grant any security interest in or otherwise encumber or restrict any of the Collateral or any interest therein, except for the pledge thereof and security interest therein provided for in this Agreement and except to the extent otherwise permitted under the terms of the Credit Agreement.

SECTION 5. Miscellaneous.

SECTION 5.01 Notices. All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the intended recipient at the “Address for Notices” provided for in Section 9.01 of the Credit Agreement or, as to such party, at such other address as shall be designated by such party in a notice to the other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

SECTION 5.02 No Waiver. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent or any other Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

SECTION 5.03 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Administrative Agent is hereby appointed the attorney-in-fact of each Loan Party for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Agreement to make collections in respect of the Collateral, the Administrative Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of such Loan Party representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

SECTION 5.04 Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Loan Party and the Administrative Agent. Any such amendment or waiver shall be binding upon all of the Secured Parties and the Loan Parties.

SECTION 5.05 Termination. This Agreement shall remain in full force and effect until such time as the Obligations arising under the Loan Documents (but, for the avoidance of doubt, excluding any Obligations constituting Banking Services Obligations or Swap Obligations not then due and payable) have been paid in full in cash and performed in full (other than contingent indemnification obligations for which no claims have been made), the Commitments have expired or been terminated and the Credit Agreement has terminated pursuant to its express terms and no commitments of the Administrative Agent or the Secured Parties which would give rise to any Obligations are outstanding. This Agreement shall be reinstated if, at any time after the termination hereof, any payment of any of the Obligations is rescinded or must otherwise be returned by the Secured Parties upon the insolvency, bankruptcy or reorganization of the Loan Parties or otherwise, all as though such payment had not been made.

SECTION 5.06 Administrative Agent’s Fees and Expenses; Indemnification. Each Loan Party agrees that the Administrative Agent shall be entitled to payment and/or reimbursement of its reasonable fees and expenses incurred hereunder and to indemnification as provided in Section 9.03 of the Credit Agreement. The provisions of this Section shall remain operative and in full force and effect regardless of the termination of this Agreement or the Credit Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or the Credit Agreement, or any investigation made by or on behalf of the

Administrative Agent or any other Secured Party. All amounts due under this Section shall be payable on written demand therefore as provided in Section 9.03 of the Credit Agreement and shall constitute Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

SECTION 5.07 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Loan Party, the Administrative Agent and each of the other Secured Parties (provided that no Loan Party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent).

SECTION 5.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

SECTION 5.09 Governing Law; Submission to Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 5.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON

CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.11 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

SECTION 5.12 Agents and Attorneys-in-Fact. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

SECTION 5.13 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 5.14 Additional Subsidiary Loan Parties. Upon execution and delivery by the Administrative Agent and any Subsidiary that is required to become a party hereto by Section 5.09 of the Credit Agreement of an agreement substantially in the form of Exhibit A hereto, such Subsidiary shall become a Subsidiary Loan Party hereunder with the same force and effect as if originally named as a Subsidiary Loan Party herein and therein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party hereto and thereto.

SECTION 5.15. Limitation of Liability. NONE OF THE ADMINISTRATIVE AGENT, THE SECURED PARTIES NOR ANY AFFILIATE THEREOF, SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON, ANY CLAIM FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES SUFFERED BY SUCH LOAN PARTY IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed and delivered as of the day and year first above written.

TELEFLEX INCORPORATED

By
Name:
Title:

SUBSIDIARY LOAN PARTIES

TELEFLEX INCORPORATED

ARROW INTERNATIONAL, INC.

LMA NORTH AMERICA, INC.

TELEFLEX MEDICAL INCORPORATED

TFX AVIATION INC.

TFX EQUITIES INCORPORATED

By
Name:
Title:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By
Name:
Title:

ANNEX 1

INITIAL PLEDGED EQUITY INTERESTS

Loan Party	Issuer of Pledged Equity Interests	Jurisdiction of Organization of Issuer	Class of Equity Interests	Certificate Number	Number of Shares or Units	Percentage of Issued Equity Interests of Issuer

Annex 1 to Pledge Agreement

EXHIBIT A

FORM OF SUPPLEMENT TO PLEDGE AGREEMENT

SUPPLEMENT NO. [    ] dated as of [                    ] (this “Supplement”), to the Pledge Agreement dated as of July 16, 2013 (as amended, restated or otherwise modified from time to time, the “Pledge Agreement”), between TELEFLEX INCORPORATED (the “Company”), each of the Subsidiaries of the Company listed on the signature pages thereto and each other entity that becomes a party thereto pursuant to Section 5.14 thereof (each such Subsidiary and other entity, a “Subsidiary Loan Party” and, together with the Company, the “Loan Parties”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the Secured Parties.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

The Loan Parties have entered into the Pledge Agreement in order to induce the Secured Parties to extend credit to the Company. Section 5.14 of the Pledge Agreement provides that additional Subsidiaries may become Subsidiary Loan Parties under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Loan Party under the Pledge Agreement in order to induce the Secured Parties to make credit extensions to the Company and as consideration for credit extensions previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 5.14 of the Pledge Agreement, the New Subsidiary by its signature below becomes a Subsidiary Loan Party under the Pledge Agreement with the same force and effect as if originally named therein as a Subsidiary Loan Party, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Subsidiary Loan Party thereunder and (b) represents and warrants that the representations and warranties made by it as a Loan Party under the Pledge Agreement (as supplemented by the attached supplemental Schedules) are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations, does hereby pledge, grant and collaterally assign to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, their successors and assigns, a security interest in all of the New Subsidiary’s right, title and interest in, to and under the Collateral (as defined in the Pledge Agreement), whether now existing or hereafter coming into existence of the New Subsidiary. Each reference to a “Subsidiary Loan Party” in the Pledge Agreement shall be deemed to include the New Subsidiary.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when (a) the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and (b) the Administrative Agent has executed a counterpart hereof.

SECTION 4. The New Subsidiary has attached hereto a supplement to Annex 1 to the Pledge Agreement, and the New Subsidiary hereby represents and warrants that the attached Annex is complete and correct with respect to the New Subsidiary.

SECTION 5. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 6. This Supplement shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 7. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Pledge Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pledge Agreement to the New Subsidiary at its “Address for Notices” specified beneath its signature to this Supplement.

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

Address for Notices:
[ ]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT C

FORM OF GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of             , 20     by [NAME OF ADDITIONAL GUARANTOR], a              corporation (the “Additional Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the lenders party as “Lenders” to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Teleflex Incorporated, a Delaware corporation, the Guarantors referred to therein, the Lenders referred to therein and the Administrative Agent are parties to the Credit Agreement dated as of July 16, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to Section 5.09(a) of the Credit Agreement, the Additional Guarantor hereby agrees to become a “Guarantor” for all purposes of the Credit Agreement. Without limiting the foregoing, the Additional Guarantor hereby, jointly and severally with the other Guarantors, guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 10.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Article X of the Credit Agreement. In addition, the Additional Guarantor hereby makes the representations and warranties set forth in Sections 3.01, 3.02 and 3.03 of the Credit Agreement with respect to itself and its obligations under this Agreement, as if each reference in such Sections to the Loan Documents included reference to this Agreement.

The Additional Guarantor hereby instructs its counsel to deliver the opinions and other documentation referred to in Section 5.09(a) of the Credit Agreement to the Lenders and the Administrative Agent.

This Guarantee Assumption Agreement shall be construed in accordance with and governed by the law of the State of New York.

IN WITNESS WHEREOF, the Additional Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

Accepted and agreed:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title: